                         AGREEMENT AND PLAN OF REORGANIZATION





                                     BY AND AMONG

                          MIAMI COMPUTER SUPPLY CORPORATION,

                       MCSC CALIFORNIA ACQUISITION CORPORATION,

                   MINNESOTA WESTERN/CREATIVE OFFICE PRODUCTS, INC.

                                         AND

                                THE NAMED STOCKHOLDERS

                              DATED:   NOVEMBER 21, 1997

                         AGREEMENT AND PLAN OF REORGANIZATION

                                  Table of Contents
                                                                            Page
                                                                            ----

Article   1.0    Certain Definitions . . . . . . . . . . . . . . . . . . . .  2
          1.1    Certain Definitions . . . . . . . . . . . . . . . . . . . .  2

Article   2.0    The Merger. . . . . . . . . . . . . . . . . . . . . . . . .  5
          2.1    The Merger. . . . . . . . . . . . . . . . . . . . . . . . .  5
                 (a)  Organization of MCAC . . . . . . . . . . . . . . . . .  5
                 (b)  Merger of MW and MCAC. . . . . . . . . . . . . . . . .  5
                 (c)  Effect . . . . . . . . . . . . . . . . . . . . . . . .  5
                 (d)  Articles of Incorporation. . . . . . . . . . . . . . .  5
                 (e)  Capital Stock. . . . . . . . . . . . . . . . . . . . .  6
                 (f)  Directors and Officers . . . . . . . . . . . . . . . .  6
          2.2    Effective Time; Closing . . . . . . . . . . . . . . . . . .  6
          2.3    Treatment of Capital Stock. . . . . . . . . . . . . . . . .  6
          2.4    Stockholder Rights; Stock Transfers . . . . . . . . . . . . 11
          2.5    Dissenting Shares . . . . . . . . . . . . . . . . . . . . . 11
          2.6    Fractional Shares . . . . . . . . . . . . . . . . . . . . . 12
          2.7    Exchange Procedures . . . . . . . . . . . . . . . . . . . . 12
                 (a)  The Exchange . . . . . . . . . . . . . . . . . . . . . 12
                 (b)  Non-Surrendered Certificates . . . . . . . . . . . . . 12
                 (c)  No Dividends . . . . . . . . . . . . . . . . . . . . . 12
                 (d)  No Obligation to Pay Cash or Issue New MCSC Shares . . 13
          2.8    Additional Actions. . . . . . . . . . . . . . . . . . . . . 13

Article   3.0    Representations and Warranties of MW and the Stockholders . 13
          3.1    Capitalization; Status and Qualification. . . . . . . . . . 13
                 (a)  Capitalization . . . . . . . . . . . . . . . . . . . . 13
                 (b)  Status and Qualification . . . . . . . . . . . . . . . 14
          3.2    Authorization; Approval . . . . . . . . . . . . . . . . . . 14
          3.3    Financial Statements. . . . . . . . . . . . . . . . . . . . 15
          3.4    Undisclosed Liabilities . . . . . . . . . . . . . . . . . . 16
          3.5    Absence of Changes. . . . . . . . . . . . . . . . . . . . . 16
          3.6    Title to Assets . . . . . . . . . . . . . . . . . . . . . . 16
                 (a)  Title. . . . . . . . . . . . . . . . . . . . . . . . . 16
                 (b)  Condemnation . . . . . . . . . . . . . . . . . . . . . 17
          3.7    Real Property . . . . . . . . . . . . . . . . . . . . . . . 17
          3.8    Tangible Personal Property. . . . . . . . . . . . . . . . . 18
          3.9    Intellectual Property . . . . . . . . . . . . . . . . . . . 18
          3.10   Litigation; Orders. . . . . . . . . . . . . . . . . . . . . 19
          3.11   Compliance. . . . . . . . . . . . . . . . . . . . . . . . . 20
                 (a)  Compliance (Non-Environmental) . . . . . . . . . . . . 20

                 (b)  Compliance (Environmental) . . . . . . . . . . . . . . 20
                 (c)  Definitions. . . . . . . . . . . . . . . . . . . . . . 21
          3.12   Status of Contracts . . . . . . . . . . . . . . . . . . . . 23
                 (a)  Status . . . . . . . . . . . . . . . . . . . . . . . . 23
                 (b)  Normality. . . . . . . . . . . . . . . . . . . . . . . 24
                 (c)  Affiliated Agreements. . . . . . . . . . . . . . . . . 24
                 (d)  Power of Attorney. . . . . . . . . . . . . . . . . . . 24
                 (e)  Pension Obligation . . . . . . . . . . . . . . . . . . 25
          3.13   Assets; Inventory . . . . . . . . . . . . . . . . . . . . . 25
          3.14   Customers and Vendors . . . . . . . . . . . . . . . . . . . 25
          3.15   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
          3.16   Employees; Benefit Plans. . . . . . . . . . . . . . . . . . 26
                 (a)  Employees. . . . . . . . . . . . . . . . . . . . . . . 26
                 (b)  Benefit Plans. . . . . . . . . . . . . . . . . . . . . 27
          3.17   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . 27
          3.18   Subsidiaries; Competing Interests . . . . . . . . . . . . . 28
          3.19   No Pending Transactions . . . . . . . . . . . . . . . . . . 28
          3.20   Broker's or Finder's Fees . . . . . . . . . . . . . . . . . 28
          3.21   Representations Regarding the Common Stock. . . . . . . . . 28
          3.22   Updating of Schedules . . . . . . . . . . . . . . . . . . . 30
          3.23   Ownership of MCSC Common Stock. . . . . . . . . . . . . . . 31
          3.24   Transactions with Affiliates. . . . . . . . . . . . . . . . 31
          3.25   Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . 31
          3.26   Correct Information . . . . . . . . . . . . . . . . . . . . 31

Article   4.0    Representations and Warranties of MCSC. . . . . . . . . . . 32
          4.1    Structure; Status . . . . . . . . . . . . . . . . . . . . . 32
                 (a)  MCSC . . . . . . . . . . . . . . . . . . . . . . . . . 32
                 (b)  MCAC . . . . . . . . . . . . . . . . . . . . . . . . . 32
          4.2    Authority; No Conflict. . . . . . . . . . . . . . . . . . . 33
          4.3    Broker's or Finder's Fees . . . . . . . . . . . . . . . . . 33
          4.4    Litigation; Orders. . . . . . . . . . . . . . . . . . . . . 33
          4.5    Authorized MCSC Common Stock. . . . . . . . . . . . . . . . 34
          4.6    Accuracy and Completeness of Reports. . . . . . . . . . . . 34
          4.7    Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . 34

Article   5.0    Covenants . . . . . . . . . . . . . . . . . . . . . . . . . 34
          5.1    Covenants of MW . . . . . . . . . . . . . . . . . . . . . . 34
          5.2    No Solicitation . . . . . . . . . . . . . . . . . . . . . . 37
          5.3    Stockholder Approval. . . . . . . . . . . . . . . . . . . . 37
          5.4    Access to Information; Confidentiality. . . . . . . . . . . 38
                 (a)  Access to Information. . . . . . . . . . . . . . . . . 38
                 (b)  Confidentiality. . . . . . . . . . . . . . . . . . . . 39
          5.5    Consents; Efforts to Consummate . . . . . . . . . . . . . . 39
          5.6    Public Announcements. . . . . . . . . . . . . . . . . . . . 40

          5.7    Indemnification . . . . . . . . . . . . . . . . . . . . . . 40
                 (a)  Indemnification by the Stockholders. . . . . . . . . . 40
                 (b)  Indemnification by MCSC. . . . . . . . . . . . . . . . 40
                 (c)  Limitations on Indemnification . . . . . . . . . . . . 41
                 (d)  Notice . . . . . . . . . . . . . . . . . . . . . . . . 41
                 (e)  Defense. . . . . . . . . . . . . . . . . . . . . . . . 42
                 (f)  Exclusive Remedy . . . . . . . . . . . . . . . . . . . 42
          5.8    Existence . . . . . . . . . . . . . . . . . . . . . . . . . 42
          5.9    Articles of Merger. . . . . . . . . . . . . . . . . . . . . 42

Article   6.0    General Matters . . . . . . . . . . . . . . . . . . . . . . 43
          6.1    Survival of Representations and Warranties and Related
                   Agreements. . . . . . . . . . . . . . . . . . . . . . . . 43
          6.2    Covenant Not to Disclose. . . . . . . . . . . . . . . . . . 43
          6.3    Non-Interference Agreement. . . . . . . . . . . . . . . . . 43
          6.4    Use of MW's Name. . . . . . . . . . . . . . . . . . . . . . 44
          6.5    Benefits Plans and Arrangements . . . . . . . . . . . . . . 44
                 (a)  Plan Participation . . . . . . . . . . . . . . . . . . 44
                 (b)  Employment . . . . . . . . . . . . . . . . . . . . . . 44
                 (c)  Employment Agreements. . . . . . . . . . . . . . . . . 44
                 (d)  Employee Options . . . . . . . . . . . . . . . . . . . 44
          6.6    Failure to Fulfill Conditions . . . . . . . . . . . . . . . 45
          6.7    Common Stock Restrictions . . . . . . . . . . . . . . . . . 45
          6.8    Cooperation; Access . . . . . . . . . . . . . . . . . . . . 45
          6.9    Tax Liability/Benefits. . . . . . . . . . . . . . . . . . . 45

Article   7.0    Conditions to the Obligations of MCSC and MCAC
                  to Consummate. . . . . . . . . . . . . . . . . . . . . . . 45
          7.1    Representations and Warranties. . . . . . . . . . . . . . . 45
          7.2    Performance . . . . . . . . . . . . . . . . . . . . . . . . 46
          7.3    Consents and Approvals. . . . . . . . . . . . . . . . . . . 46
          7.4    Stockholder Approval. . . . . . . . . . . . . . . . . . . . 46
          7.5    Delivery of Documents . . . . . . . . . . . . . . . . . . . 46
          7.6    No Litigation . . . . . . . . . . . . . . . . . . . . . . . 46
          7.7    No Material Adverse Change. . . . . . . . . . . . . . . .   47

Article   8.0    Conditions to Obligations of MW
                  and the Stockholders to Consummate . . . . . . . . . . . . 47
          8.1    Representations and Warranties. . . . . . . . . . . . . . . 47
          8.2    Performance . . . . . . . . . . . . . . . . . . . . . . . . 47
          8.3    Consents and Approvals. . . . . . . . . . . . . . . . . . . 47
          8.4    Officers' Certificate . . . . . . . . . . . . . . . . . . . 47
          8.5    Payment of Cash and the New MCSC Shares . . . . . . . . . . 47
          8.6    Employment Agreements . . . . . . . . . . . . . . . . . . . 47
          8.7    No Litigation . . . . . . . . . . . . . . . . . . . . . . . 48

          8.8    Delivery of Documents . . . . . . . . . . . . . . . . . . . 48
          8.9    Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . 48
          8.10   Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . 48

Article   9.0    Termination . . . . . . . . . . . . . . . . . . . . . . . . 48
          9.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . 48
          9.2    Procedure and Effect of Termination . . . . . . . . . . . . 49
          9.3    Payment of Expenses and Termination . . . . . . . . . . . . 49

Article   10.0   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . 49
          10.1   Further Assurances. . . . . . . . . . . . . . . . . . . . . 49
          10.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . 49
          10.3   Governing Law . . . . . . . . . . . . . . . . . . . . . . . 51
          10.4   Severability. . . . . . . . . . . . . . . . . . . . . . . . 51
          10.5   Entire Agreement; Amendment . . . . . . . . . . . . . . . . 51
          10.6   Assignment, etc.. . . . . . . . . . . . . . . . . . . . . . 52
          10.7   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . 52

Signatures       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Schedules:

      Schedule 3.2 . . . . . . . . .    Third Party Consents
      Schedule 3.4 . . . . . . . . .    Undisclosed Liabilities
      Schedule 3.5 . . . . . . . . .    Material Adverse Changes
      Schedule 3.6 . . . . . . . . .    Title to Assets
      Schedule 3.7 . . . . . . . . .    Real Property
      Schedule 3.8A  . . . . . . . .    Significant Tangible Personal Property
      Schedule 3.8B  . . . . . . . .    Leased Personal Property
      Schedule 3.8C  . . . . . . . .    Restricted Personal Property
      Schedule 3.9 . . . . . . . . .    Intellectual Property
      Schedule 3.10  . . . . . . . .    Litigation
      Schedule 3.11A . . . . . . . .    Non-Compliance
      Schedule 3.11B . . . . . . . .    Non-Compliance - Environmental
      Schedule 3.12  . . . . . . . .    Contracts
      Schedule 3.15  . . . . . . . .    Taxes
      Schedule 3.16A . . . . . . . .    Employees
      Schedule 3.16B . . . . . . . .    Benefit Plans
      Schedule 3.17  . . . . . . . .    Insurance
      Schedule 3.18  . . . . . . . .    Competing Interests
      Schedule 3.24  . . . . . . . .    Transactions with Affiliates
      Schedule 3.25  . . . . . . . .    Bank Accounts
      Schedule 4.4 . . . . . . . . .    Litigation
      Schedule 5.1 . . . . . . . . .    Parker Lease Rent Adjustment
      Schedule 5.7 . . . . . . . . .    Vendor Claims

Exhibits:

      Exhibit A. . . . . . . . . . .    Employment Agreement of H. Clark Gilson
      Exhibit B. . . . . . . . . . .    Employment Agreement of Ruy J. Pereira
      Exhibit C. . . . . . . . . . .    Employment Agreement of Larry R. Goodman
      Exhibit D. . . . . . . . . . .    Opinion of Heller Ehrman White &
                                        McAuliffe
      Exhibit E. . . . . . . . . . .    Opinion of Elias, Matz, Tiernan &
                                        Herrick L.L.P.

                         AGREEMENT AND PLAN OF REORGANIZATION


          THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into as of November 21, 1997 by and among Minnesota Western/Creative Office Products, Berkeley, California, a California corporation ("MW"), H. Clark Gilson, a director, the President and a stockholder of MW ("Mr. Gilson"), individually and together with Kay A. Gilson, his spouse, as Trustees (the "Gilson Trustees") of the Gilson Trust (the "Gilson Trust") dated November 5, 1993, Ruy J. Pereira, a director, a Vice President and a stockholder of MW ("Mr. Pereira") individually and as Trustee (the "Pereira Trustee") of the Pereira Trust (the "Pereira Trust") dated November 12, 1992, Mr. Larry R. Goodman, a director, a Vice President and a stockholder of MW ("Mr. Goodman") individually and together with Linda D. Goodman, his spouse, as Trustees (the "Goodman Trustees") of the Goodman Trust (the "Goodman Trust") dated February 7, 1994, (Messrs. Gilson, Pereira and Goodman, and the Gilson Trust, the Pereira Trust and the Goodman Trust hereinafter are collectively referred to as the "Stockholders"), Miami Computer Supply Corporation, Dayton, Ohio, an Ohio corporation ("MCSC") and MCSC California Acquisition Corporation, a California corporation in organization ("MCAC") to be wholly owned by MCSC as of the Closing Date (as defined in Section 2.2 hereof). Each of MW, the Stockholders, MCSC and MCAC is referred to herein individually as a "Party" to this Agreement and are collectively referred to herein as "Parties" to this Agreement.


                                     WITNESSETH:

          WHEREAS, MW is in the business of selling projection presentation products and accessories to end-users and to dealers (the "Business"), which operations are conducted out of its main office located at 921 Parker Street, Berkeley, California 94710 (the "Premises");

          WHEREAS, the Boards of Directors of MW and MCSC have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, including the merger of MW with and into MCAC (the "Merger"), subject to the terms and conditions set forth herein;

          WHEREAS, the Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

          WHEREAS, the Parties intend that the Merger constitutes a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes the "plan of reorganization" within the meaning of the Code; and

          NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

          ARTICLE 1.0  CERTAIN DEFINITIONS.

               1.1 CERTAIN DEFINITIONS. For purposes of this Agreement, certain terms are defined throughout the Agreement and shall have the meanings given therein. For reference purposes only defined terms are located in this Agreement as follows:

Defined Terms                           Location in this Agreement
-------------                           --------------------------

"Acquisition Proposal"                  Section 5.2
"Affiliate" and "Affiliated"            Section 3.24
"Agreement"                             First paragraph
"Annual Report"                         Section 4.6
"Associate"                             Section 3.24
"Business"                              First "Whereas" paragraph
"Business Day"                          Section 2.2
"Business Know-How"                     Section 3.9
"CERCLA"                                Section 3.11(c)(i)
"CGCL"                                  Section 2.1(a)
"Closing"                               Section 2.2
"Closing Date"                          Section 2.2
"Code"                                  Fourth "Whereas" paragraph
"Confidential Information"              Section 5.4(b)
"Damage Claim"                          Section 5.7(d)
"Damages"                               Section 5.7(a)(iii)
"Demand Registration"                   Section 2.3(c)(i)
"Effective Time"                        Section 2.2
"Environmental Claim"                   Section 3.11(c)(ii)
"Environmental Law"                     Section 3.11(c)(iii)
"Environmental Record"                  Section 3.11(c)(iv)

"ERISA"                                 Section 3.12
"ERISA Affiliate"                       Section 3.16(b)
"Extended Premises"                     Section 3.6(b)
"Financial Statements"                  Section 3.3
"Form 10-K"                             Section 4.6
"GAAP"                                  Section 3.3
"Gilson Trust"                          First paragraph
"Gilson Trustees"                       First paragraph
"Goodman Trust"                         First paragraph
"Goodman Trustees"                      First paragraph
"Governmental Approval"                 Section 3.11(c)(v)
"Governmental Authority"                Section 3.11(c)(vi)
"Hazardous Substance"                   Section 3.11(c)(vii)
"Hazardous Substance Activity"          Section 3.11(c)(viii)
"Intellectual Property"                 Section 3.9
"Legal Requirement"                     Section 3.11(c)(ix)
"Liens"                                 Section 3.2
"Losses"                                Section 2.3(c)(i)
"Material Adverse Effect"               Section 3.1(b)
"MCAC"                                  First paragraph
"MCAC Common Stock"                     Section 2.3(a)
"MCSC"                                  First paragraph
"MCSC Common Stock"                     Section 2.3(b)
"MCSC Group"                            Section 5.7(a)
"MCSC Loss"                             Section 5.7(a)
"MCSC Preferred Stock"                  Section 4.1(a)(i)
"MCSC Securities"                       Section 2.3(c)(i)
"Merger"                                Second "Whereas" paragraph
"Mr. Gilson"                            First paragraph

AGREEMENT AND PLAN OF REORGANIZATION
PAGE 4

"Mr. Goodman"                           First paragraph
"Mr. Pereira"                           First paragraph
"Multi-Employer Plan"                   Section 3.16(b)
"MW"                                    First paragraph
"MW Certificates"                       Section 2.7(a)
"MW Common Stock"                       Section 2.3(b)
"MW Group"                              Section 5.7(b)
"MW Loss"                               Section 5.7(b)
"New MCSC Shares"                       Section 2.3(b)
"Party" and "Parties"                   First paragraph
"Pereira Trust"                         First paragraph
"Pereira Trustee"                       First paragraph
"Permitted Liens"                       Section 3.6(a)
"Person"                                Section 3.1(a)
"Piggyback Registration"                Section 2.3(c)(i)
"Plans"                                 Section 3.16(b)
"Premises"                              First Whereas paragraph
"Proxy Statement"                       Section 4.6
"Purchase Price"                        Section 2.3(b)
"RCRA"                                  Section 3.11(c)(x)
"Real Property"                         Section 3.7
"Real Property Leases"                  Section 3.7
"Registration Deadline"                 Section 2.3(c)(i)
"Release"                               Section 3.11(c)(xi)
"Rights"                                Section 3.1(a)
"Scheduled Conditions"                  Section 3.11(b)
"SEC"                                   Section 3.21(e)(i)
"SEC Filings"                           Section 4.6

"Securities Act"                        Section 2.3(c)(i)
"Stockholders"                          First paragraph
"Stock Contract"                        Section 3.2
"Subsequent Registration                Section 2.3(c)(i)
  Statement"
"Surviving Corporation"                 Section 2.1(b)
"Tangible Personal Property"            Section 3.8
"Taxes"                                 Section 3.15
"Trade Secrets"                         Section 3.9
"Trademarks"                            Section 3.9

          ARTICLE 2.0  THE MERGER.

               2.1  THE MERGER

                    (a) ORGANIZATION OF MCAC. Immediately prior to the Closing Date (as defined in Section 2.2 hereof), MCSC shall have organized, as a wholly owned subsidiary, MCAC as a California corporation pursuant to Section 202, ET SEQ. of the California General Corporation Law (the "CGCL").

                    (b) MERGER OF MW AND MCAC. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), MW shall be merged with and into MCAC in accordance with the provisions of Section 1100 ET SEQ. of the CGCL. MCAC shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger, and shall continue its corporate existence under the laws of the State of California as a wholly owned subsidiary of MCSC. The name of the Surviving Corporation shall be changed to "Minnesota Western, Inc." promptly following the Merger. Upon consummation of the Merger, the separate corporate existence of MW shall terminate.

                    (c)  EFFECT.   From and after the Effective Time, the Merger
shall have the effects set forth in Section 1107 of the CGCL.

                    (d) ARTICLES OF INCORPORATION. The Articles of Incorporation and Bylaws of MCAC, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law.

                    (e) CAPITAL STOCK. The authorized capital stock of the Surviving Corporation shall be as stated in the Articles of Incorporation of MCAC immediately prior to the Effective Time.

                    (f) DIRECTORS AND OFFICERS. Except as set forth herein, the directors and officers of MCAC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each of whom shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

               2.2 EFFECTIVE TIME; CLOSING. The Merger shall become effective upon the occurrence of the filing of Articles of Merger with the Secretary of State of the State of California pursuant to the CGCL, unless a later date and time is specified as the effective time in such Articles of Merger (the "Effective Time"). A closing of this Agreement (the "Closing") shall take place immediately prior to the Effective Time at 11:00 a.m., San Francisco, California Time, on or after the fifth Business Day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Articles 7 and 8 of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) (the "Closing Date"), at the offices of Heller Ehrman White & McAuliffe, 333 Bush Street, San Francisco, California 94104-2878 or at such other place, at such other time, or on such other date (which date shall not be later than January 31, 1998) as the Parties mutually may agree upon. At the Closing, there shall be delivered to MCSC, MCAC and MW the opinions, certificates and other documents, as applicable, required to be delivered under Articles 7 and 8 hereof. Subject to the fulfillment or waiver at or prior to the Closing of the conditions to its obligations set forth in Articles 7 and 8, at the Closing each of MCAC and MW shall execute and deliver Articles of Merger for filing with the Secretary of State of the State of California. For purposes of this Agreement, a "Business Day" shall be any day (except a Saturday or a Sunday) during which banks in the State of California are open for business.

               2.3 TREATMENT OF CAPITAL STOCK. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Stockholder:

                    (a) each share of the common stock, no par value per share, of MCAC (the "MCAC Common Stock") issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding and owned beneficially and of record by MCSC; and

                    (b) subject to Sections 2.5, 2.6 and 2.7 hereof, all of the shares of the common stock, $10.00 par value per share of MW (the "MW Common Stock") issued and outstanding immediately prior to the Effective Time shall be cancelled and become, by operation of law, the right to receive cash in the amount of twelve million dollars

($12,000,000.00) and a number of shares of common stock, no par value per share, of MCSC (the "MCSC Common Stock") as determined pursuant to the next sentence. The number of shares of MCSC Common Stock to be paid by MCSC to the Stockholders (the "New MCSC Shares") shall equal the quotient of twelve million dollars ($12,000,000.00) divided by the average per share closing price of the MCSC Common Stock, as quoted by the Nasdaq National Market System, for the period of twenty (20) trading days ending on the day immediately prior to the date of the execution of this Agreement by the Stockholders (the cash payment set forth above and the New MCSC Shares being collectively referred to herein as the "Purchase Price").

                    (c) The New MCSC Shares to be received by the Stockholders of MW will be subject to restrictions on transferability and resale for a period of 270 days after the Closing Date.

                         (i)  MCSC shall file one registration statement (the
"Demand Registration") for all of the New MCSC Shares to be received by the Stockholders hereunder on or before the 271st day subsequent to the Closing Date (the "Registration Deadline") and shall use its best efforts to cause such registration statement to become effective and to remain effective for a period of time ending on the second anniversary of the Closing Date. Notwithstanding the foregoing, however, should MCSC file a registration statement prior to the Registration Deadline, whether for a sale of securities for its own account (except in situations relating to an employee benefit plan or an acquisition of another entity) or pursuant to a demand for registration by another party (a "Subsequent Registration Statement"), upon the written request of the Stockholders, MCSC shall include, for a period of three (3) years following the day that is the 271st day after the Closing Date, on a PARI PASSU basis with the other parties having shares registered, a portion of or all of the New MCSC Shares (the "Piggyback Registration"). MCSC shall not be obligated to file a registration for the New MCSC Shares if, in the opinion of MCSC's counsel rendered to the Stockholders, registration is not required for the proposed transfer of the New MCSC Shares pursuant to Rule 144 or any other applicable exemption, or if the proposed transfer of the New MCSC Shares is subject to an effective registration statement that is current under the Securities Act of 1933, as amended (the "Securities Act"). MCSC may delay the filing of the registration statement for the New MCSC Shares not more than two (2) times in any calendar year for up to ninety (90) days if (A) MCSC has filed, or has taken substantial steps toward filing, a registration statement relating to the sale of any of MCSC's securities (the "MCSC Securities") in an underwritten offering and the managing underwriter of such offering is of the opinion that the filing of a registration statement with respect to the Demand or Piggyback Registration would adversely affect the offering by the MCSC of the MCSC Securities, or (B) the Board of Directors of MCSC determines in good faith, by resolution, that the filing of a registration statement, if not so deferred, would materially and adversely affect a then-proposed or pending financial project, acquisition, merger or other corporate transaction. In the event that the Piggyback Registration is an underwritten offering, if the managing underwriter of such offering advises MCSC and the Stockholders in writing that in its reasonable opinion the aggregate amount of New MCSC Shares requested to be included in such offering is more than can be sold without materially and adversely affecting the success of such offering, MCSC will include in such registration first, the securities to be offered by MCSC (if any), and then only such aggregate amount of New MCSC Shares that in the reasonable opinion of such managing underwriter can be sold without such material adverse effect, and such securities shall be allocated among the Stockholders and any other persons or entities having registration rights pro rata based on the number of shares of MCSC Common Stock requested to be included in such registration by all such holders. If any Piggyback Registration is determined by MCSC, in its sole discretion, to be in the form of an underwritten offering, then MCSC shall select the investment banker or manager in its sole discretion. If any Piggyback Registration is to be underwritten, then the Stockholders shall be parties to the underwriting agreement between MCSC and such underwriters who may, at their option, require that the Stockholders provide usual and customary representations and warranties to and for the benefit of such underwriters. No Stockholder may participate in any underwritten Piggyback Registration unless such Stockholder (A) agrees to sell its New MCSC Shares on the basis provided in any underwriting arrangement approved by MCSC, and (B) completes and executes all questionnaires, powers of attorney, indemnities regarding written information supplied by the Stockholders for inclusion in the prospectus, securities escrow agreements, underwriting agreements and other documents reasonably required under the terms of such underwriting, and furnishes to MCSC such information as MCSC or the underwriters may reasonably request in writing for inclusion in the registration statement (and the prospectus included therein).

                        (ii) Prior to the third anniversary of the Closing Date, each Stockholder, whether or not such Stockholder participates in an underwritten registration, agrees, if so required by the managing underwriter, and if required of MCSC's directors and officers, not to effect any public sale or distribution of such New MCSC Shares or sales of such shares pursuant to Rule 144, during the seven (7) days prior to and the ninety (90) days after any firm commitment underwritten registration has become effective or, if the managing underwriter advises MCSC in writing that, in its opinion, no such public sale or distribution should be effected for a specified period longer than ninety (90) days after such underwritten registration in order to complete the sale and distribution of securities included in such registration and MCSC gives notice to such Stockholder of such advice, during a reasonably longer period after such underwritten registration but in no event longer than one hundred twenty (120) days, except as part of such underwritten registration.

                       (iii) Prior to the filing of a Subsequent Registration Statement, MCSC shall: (A) give to the Stockholders notice thereof as soon as practicable; and (B) include in such Subsequent Registration Statement and in any underwriting involved therein, such New MCSC Shares as permitted herein upon receipt of a request by the Stockholders to do so within ten (10) days after they receive notice of such proposed filing, provided that if at any time after giving such notice, MCSC shall determine for any reason or for no reason not to register or to delay registration of the securities to be included in the Subsequent Registration Statement, MCSC may, at its election, give written notice of such determination to the Stockholders and, thereupon, (X) in the case of a determination not to register, MCSC shall be relieved of its obligation to register any of the New MCSC Shares in connection with such Subsequent Registration Statement, and (Y) in the case of a delay in registering, shall be permitted to delay registering all of the Stockholders' New MCSC Shares to be included in the Subsequent Registration Statement for the same period as the delay in the registering such other securities.

                         (iv)  MCSC will pay all reasonable registration
expenses in connection with any Demand or Piggyback Registration, including without limitation, all registration and filing fees, fees with respect to filings required to be made with the National Association of Securities Dealers, fees and expenses of compliance with securities or blue sky laws, printing expenses, and fees and expenses of counsel for MCSC and of all independent public accountants of MCSC (including the expenses of any "comfort" letters or updates thereof required by or incident to the foregoing) in connection with such registration except that all underwriting discounts and commissions, underwriting expenses and transfer taxes, if any relating to the New MCSC Shares shall be paid by the Stockholders.

                         (v)   MCSC shall immediately notify each Stockholder
and any managing underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of the Stockholders promptly will prepare and furnish to such Stockholders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made. Each Stockholder agrees (A) that upon receipt of any notice from MCSC of the happening of any event of the kind described above, such holder forthwith will discontinue such holder's disposition of the New MCSC Shares pursuant to the prospectus relating to such securities until such Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated above, and if so directed by MCSC, will deliver to MCSC (at MCSC's expense) all copies then in such Stockholder's possession of the prospectus relating to such securities current at the time of receipt of such notice and (B) that it immediately will notify MCSC, at any time when a prospectus relating to the registration of such shares is required to be delivered under the Securities Act, of the happening of any event as a result of which information previously furnished by such

Stockholder to MCSC in writing for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

                         (vi)(A)   In the event of any registration of any of
the New MCSC Shares under the Securities Act, each Stockholder shall furnish to MCSC in writing such information and affidavits as MCSC reasonably requests for use in connection with such registration statement relating to such Stockholder and such Stockholder's plan of distribution, and each Stockholder agrees, severally and not jointly, to indemnify and hold harmless MCSC, its directors, officers, each underwriter and each controlling person of MCSC, if any, against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which MCSC, its directors, officers, such underwriter or controlling person may be subject under the Securities Act or under any other statute or at common law, insofar as such losses, claims, damages or liabilities, joint or several (or actions in respect thereof) arise out of or are based upon (i) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any selling document or any amended selling document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances in which they were made with respect to any prospectus) not misleading, and shall reimburse MCSC, its directors, officers, such underwriter and controlling person for any legal or other expense reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; in each case, to the extent, and only to the extent, that each untrue statement or omission (or alleged untrue statement or omission) is made in reliance upon written information furnished to MCSC by such Stockholder expressly for use in the registration statement.

                         (B)   In the event of the filing of a Demand or
Piggyback Registration, MCSC agrees to indemnify and hold harmless the Stockholders from and against any and all losses, claims, damages, liabilities, costs and expenses to which the Stockholders may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities, costs or expenses are caused by an untrue statement or alleged untrue statement of any material fact contained in the registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that MCSC will not be liable in any such case to the extent that any such loss, claim, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of any Stockholder in writing specifically for use in the preparation thereof.

                         (C)   If the indemnification provided for herein is
determined as a matter of law to be unavailable to an indemnified party in respect of any matters indemnified hereunder ("Losses"), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such parties shall be determined by reference to, among other things, whether any statement or omission relates to information supplied by such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph was determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. Notwithstanding anything to the contrary contained in this paragraph, an indemnifying party that is a Stockholder shall not be required to contribute any amount which is in excess of the amount of the total proceeds received by such Stockholder from the sale of New MCSC Shares sold by such Stockholder (net of all commissions). Notwithstanding any thing to the contrary contained herein, no party found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any other party who is found not guilty of such fraudulent misrepresentation.

                    (D) The Parties hereto will use their best efforts to have the transaction qualify, with respect to the receipt by the Stockholders of the New MCSC Shares, as a "tax-free reorganization" within the meaning of
Section 368 of the Code. Consistent with the prior sentence, the Parties hereby reserve the right to alter the structure of this transaction prior to the Closing Date for tax or other business reasons.

               2.4 STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, the holders of the MW Common Stock shall cease to be and shall have no rights as stockholders of MW, other than to receive the consideration provided under this
Article 2.0. After the Effective Time, there shall be no transfer on the stock transfer books of MW or the Surviving Corporation of shares of MW Common Stock and if certificates evidencing such shares are presented for transfer after the Effective Time, then they shall be cancelled without the payment of any consideration by the Surviving Corporation or its successor, other than as provided by this Article 2.0.

               2.5 DISSENTING SHARES. By virtue of their execution of this Agreement, the Stockholders hereby forever waive any right they may have to dissent from the Merger and demand payment in cash for the fair value of his shares of MW Common

Stock under Section 1300 ET SEQ. of the CGCL or any similar or successor statute, law, rule or regulation and the Stockholders hereby release MCSC, MCAC and the Surviving Corporation and their successors and assigns from any obligation to pay such funds to them thereunder.

               2.6 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of MCSC Common Stock shall be issued to the holder of MW Common Stock. In lieu thereof, the holder of shares of MW Common Stock entitled to a fraction of a share of MCSC Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of MCSC Common Stock by $14.00. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

               2.7  EXCHANGE PROCEDURES.

                    (a) THE EXCHANGE. On the Closing Date, MCSC shall, upon the surrender by the Stockholders of the certificates representing 100% of the issued and outstanding shares of MW Common Stock (the "MW Certificates") at the Closing Date, issue to the Stockholders the consideration set forth in Section 2.3(b) consisting of cash and New MCSC Shares. The cash shall be paid by federal wire transfer to an account designated, prior to the Closing, by the Stockholders or by certified or cashier's check, at the option of the Stockholders.

                    (b) NON-SURRENDERED CERTIFICATES. Each outstanding certificate, which prior to the Effective Time represented MW Common Stock and which is not surrendered to MCSC in accordance with the procedures provided for herein, except as otherwise herein provided, until duly surrendered to MCSC shall be deemed to evidence the right to receive the consideration set forth in
Section 2.3(b) consisting of cash and New MCSC Shares.

                    (c) NO DIVIDENDS. No holder of a certificate theretofore representing shares of MW Common Stock shall be entitled to receive any dividends in respect of MCSC Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates representing whole shares of MCSC Common Stock (plus cash in lieu of any fractional share interest). In the event that dividends are declared and paid by MCSC in respect of MCSC Common Stock after the Effective Time but prior to the holder's surrender of certificates representing shares of MW Common Stock, dividends payable to such holder in respect of whole shares of MCSC Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of MW Common Stock.


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PAGE 13

                    (d) NO OBLIGATION TO PAY CASH OR ISSUE NEW MCSC SHARES. MCSC shall not be obligated to pay the cash consideration or deliver a certificate or certificates representing whole shares of MCSC Common Stock (plus cash in lieu of any fractional share interest) to which the holder of MW Common Stock otherwise would be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of MW Common Stock for exchange as provided in this Section 2.7, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by MCSC.

               2.8 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of MW acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, MW and its Stockholders and its proper officers and directors shall be deemed hereby to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of MW or otherwise to take any and all such action.

          ARTICLE 3.0 REPRESENTATIONS AND WARRANTIES OF MW AND THE STOCKHOLDERS. MW and the Stockholders represent and warrant to MCSC as follows:

               3.1 CAPITALIZATION; STATUS AND QUALIFICATION. (a) CAPITALIZATION The authorized capital stock of MW consists of ten thousand (10,000) shares of MW Common Stock. As of the date hereof, one thousand and fifty (1,050) shares of MW Common Stock are issued and outstanding and three hundred and fifty (350) of such shares are owned beneficially and of record by the Gilson Trust, three hundred and fifty (350) of such shares are owned beneficially and of record by the Pereira Trust and three hundred and fifty
(350) of such shares are owned beneficially and of record by the Goodman Trust. (Mr. Gilson does not represent and warrant only as to the number of shares of MW Common Stock that are issued and outstanding and as to the beneficial and record owners of such shares as of the date hereof for purposes of Section 5.7(a) hereof.) All outstanding shares of MW Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of MW Common Stock has been issued in violation of any law or regulation of any Governmental Authority (as defined in Section 3.11(c)(vii)), the MW Articles of Incorporation, Bylaws, the terms of any agreement to which MW or the Stockholders are a party or are bound or the preemptive rights of any individual, partnership, proprietorship, corporation, limited liability company, joint venture, trust or other similar entity or governmental agency or court (a "Person"). There are no Rights authorized, issued or outstanding with respect to the capital stock of MW. For purposes of this Agreement, "Rights" shall mean any warrants, options, rights, convertible or exchangeable securities and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or ownership interests.

     (b) STATUS AND QUALIFICATION. (i) MW is a corporation that is duly organized, validly existing and in good standing under the laws of the State of California, has the full power and authority to carry on its Business as it currently is being conducted and to own, lease and operate the property and the assets that it now owns, leases and operates and to execute, deliver and perform this Agreement and the transactions contemplated hereby. MW has qualified as a foreign corporation, is in good standing, has obtained all licenses, permits or other authorizations and has taken all other actions required by or under the laws of all jurisdictions and all governmental regulations where the failure to do so would have a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or prospects of MW (a "Material Adverse Effect"). MW heretofore has delivered to MCSC true and complete copies of its Articles of Incorporation and Bylaws, as amended, as in effect as of the date hereof, and its stock transfer books.

          (ii) Each of the Gilson Trust, the Pereira Trust and the Goodman Trust are validly created, subsisting revocable California trusts that have the full power and authority to own, lease and operate the property and the assets that they respectively now own, lease and/or operate and, through the trustees named herein, to execute, deliver and perform this Agreement and the transactions contemplated hereby. Each of the Gilson Trustees, the Pereira Trustee and the Goodman Trustees have been validly appointed (which appointment has not been revoked or rescinded) and are duly authorized to execute, deliver and perform this Agreement and the transactions contemplated thereby and no other act is required to be taken by them by law or regulation to do so.

               3.2 AUTHORIZATION; APPROVAL. The individual Stockholders and the Gilson Trustees, the Pereira Trustee and the Goodman Trustees are adult residents of the State of California and citizens of the United States of America and are legally competent to execute, deliver and perform this Agreement under the laws thereof. Each Stockholder owns and has an unqualified right to sell and shall transfer to MCSC at the Closing upon surrender of his certificates therefor, and MCSC and MCAC will receive, good title to the MW Common Stock, free and clear of any and all mortgages, pledges, security interests, liens, charges, options, conditional sales agreements, claims, restrictions, covenants, title defects or other encumbrances or restrictions of any nature ("Liens"). Other than this Agreement, upon delivery at Closing, the MW Common Stock will not be subject to any stockholders' agreement or voting trust agreement or understanding or proxy, whether in writing or oral, including without limitation, any mortgage, indenture, note, guarantee, lease, license, contract, deed of trust, purchase, sale or other agreement (a "Stock Contract"), including any Stock Contract restricting or otherwise relating to the voting or disposition of


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PAGE 15

the MW Common Stock. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by MW have been duly and effectively authorized by all necessary action, corporate or otherwise. This Agreement is a valid, legally binding and enforceable obligation of MW and the Stockholders, enforceable in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies subject to the discretion of the court. A certified copy of the resolutions of the Board of Directors of MW approving this Agreement and the transactions contemplated hereby has been delivered to MCSC, and such copy is complete and correct and such resolutions are in full force and effect on the date hereof and will be in full force and effect on the Closing Date. Except for the filing and waiting period attendant to notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, Section 7A of the Clayton Act, 15 U.S.C. 18A, as added by Section 201 of Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and except for the payment of all taxes required to be paid as set forth in SCHEDULE 3.2, or to the California Franchise Tax Board, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by MW and the Stockholders will not: (i) require the notice or filing with, or approval or consent of any governmental or regulatory body not otherwise contemplated by this Agreement, except for the filing of Articles of Merger with the Secretary of State of the State of California pursuant to Section 1103 of the CGCL, provided however, that the Articles of Merger shall not be filed until there has been filed a certificate of satisfaction of the Franchise Tax Board that all taxes imposed under California's Revenue and Tax Law have been paid or secured;
(ii) except for the consent of the Stockholders of MW, and except for consents to assignment of the contracts described in SCHEDULE 3.2, require the approval or consent of any other person or entity; (iii) violate any provision of such corporation's Articles of Incorporation or Bylaws, as amended; (iv) violate, conflict with or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any property or assets of MW, under (a) any statute or law or any judgment, decree, order, award, writ, injunction, regulation or rule of any court, arbitrator or Governmental Authority (as defined in Section 3.11(c)(vii)), or (b) any note, bond, mortgage, indenture, deed of trust, license, lease, instrument, contract, commitment, franchise, permit, understanding, arrangement, agreement or restriction of any kind or character that is not satisfied or extinguished at or prior to the Closing; (v) violate any statute, law or regulation as such statute, law or regulation relates to MW or its Business; or (vi) result in the creation of any adverse claim on MW or any of its property or assets.

               3.3 FINANCIAL STATEMENTS. MW has delivered to MCSC true, complete, accurate and correct copies of MW's audited balance sheets for the eleven months ended September 30, 1997 and the years ended October 31, 1996 and 1995, and the related audited statements of income, retained earnings and cash flows as well as the notes thereto (the "Financial Statements"). The Financial Statements present fairly the financial condition, results of operations, retained earnings and changes in cash flows of MW at such dates and for such periods in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods indicated. The statements of income included in the Financial Statements do not contain any items of special or non-recurring income or expense or any other income not earned or expense not incurred in the ordinary course of business except as expressly specified therein, and such Financial Statements include all adjustments (including all normal recurring accruals for unusual or non-recurring items) considered necessary for a fair presentation, and no adjustments or restatements are or will be necessary in respect of any items of an unusual or non-recurring nature, except as expressly specified herein.
Except as described in such Financial Statements there has been no change by MW in any method of accounting or keeping of its books of account or accounting practices for the 35 month period ended on September 30, 1997. MW shall continue to provide to MCSC unaudited balance sheets, statements of income and cash flows within twenty-five (25) calendar days after the end of each month prior to the Closing or termination of this Agreement.

               3.4  UNDISCLOSED LIABILITIES.  Except as set forth on SCHEDULE
3.4 or as incurred in the ordinary course of business since September 30, 1997, the Financial Statements reflect and disclose any and all material indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility of any nature, whether fixed or unfixed, due or to become due, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise of MW required to be disclosed therein. The Stockholders do not know and have no reason to know of any basis for the assertion against MW of any such liability or obligation not fully reflected in the Financial Statements.

               3.5 ABSENCE OF CHANGES. Except as set forth in SCHEDULE 3.5, since September 30, 1997, there has not been, other than changes in the ordinary course of business that in the aggregate have not been adverse, (i) any material change in the financial position, results of operations, assets, liabilities, net worth, Business or prospects of MW, or (ii) any other event or condition of any character (whether or not covered by insurance) that has materially adversely affected or will or is likely to so affect the properties, Business or prospects of MW or the financial position, results of operations, or net worth of MW, apart from events or conditions affecting the economy or the projection presentation products industry generally. Since such date, MW has conducted its business only in the ordinary course and has not acquired or disposed of any material assets or engaged in any material transaction.

               3.6  TITLE TO ASSETS.

                    (a) TITLE. Except as set forth on SCHEDULE 3.6, at the Closing, MW will own and have good and marketable title to all of its properties and assets, free and


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PAGE 17

clear of restrictions on or conditions to transfer or assignment, liens, pledges, charges, encumbrances, claims, easements, security interests, covenants, title defects or objections or restrictions of any kind, including, without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements, and other title or interest retention arrangements or other Liens. After the Closing, MCAC will own and be the legal, beneficial and registered owner, or have the right to use under a valid lease, all of the assets of MW, free and clear of any Liens other than Permitted Liens or Liens disclosed in SCHEDULE 3.6. "Permitted Liens" means (i) liens shown on the balance sheet in the Financial Statements as securing specified liabilities (with respect to which no default exists), (ii) liens for current taxes not yet due, and (iii) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not detract from the value of the property subject thereto or impair the operations of MW, have arisen only in the ordinary course of business and consistent with past practice and do not preclude or materially adversely affect the continued use of the property to which they relate as used in the operation of the Business of MW as currently conducted.

                    (b) CONDEMNATION. MW has not received any notice from any Governmental Authority having jurisdiction over the Premises or any other office or warehouse locations of MW (the Premises and such other office or warehouse locations being collectively referred to herein as the "Extended Premises") that the Extended Premises are presently the subject of any condemnation, special assessment or similar charge or proceeding, and no such condemnation, special assessment or charge is currently threatened or contemplated.

               3.7 REAL PROPERTY. SCHEDULE 3.7 sets forth a list and summary description of (i) all of the real property which is used in the Business of MW, including without limitation, all land, buildings and other structures and improvements and fixtures located on such land (collectively, the "Real Property"), and a description of each parcel of such land, and a list of (ii) all leases, subleases or other agreements that allow the use or occupancy of the Real Property, or any portion thereof, or that give or grant any rights therein (collectively, the "Real Property Leases"). All of the Real Property Leases, true and correct copies of which (including all amendments or extensions thereto) have been delivered to MCSC, are in effect, and MW is not in default under or with respect to any provision thereof and MW has not received or sent any notice of any default under or with respect to any provision thereof, and to the knowledge of the Stockholders, no other party to any thereof is in default under or with respect to any provision thereof. Other than the landlord's consent to assignment required under the Real Property Leases, there are no approvals or consents of any persons or entities which are required in order to assign any Real Property Leases. The Real Property, or the use thereof, does not violate the material provisions of any applicable Environmental Laws (as defined in Section 3.11(c)(iv), or any trade, criminal, building code, fire, health or safety or other governmental ordinances, orders or regulations and MW is in material compliance with all applicable laws, regulations, ordinances, orders, rules and restrictions relating to the Real Property. All structures and


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PAGE 18

improvements located on the Real Property are in workable and useable condition and repair (excepting ordinary wear and tear) and are suitable for the uses for which they were intended and are used. The operations conducted on any of the Real Property, whether now or in the past, do not violate the real property rights of any Person (as defined in Section 3.1(a)) with respect to such property or with respect to any other property. The Stockholders have no knowledge of and have not received any notice in regard to the foregoing and are not aware of any state of facts or situation which, with notice or the passage of time or otherwise, would constitute such a violation.

               3.8 TANGIBLE PERSONAL PROPERTY. SCHEDULE 3.8A lists each item or group of items of tangible personal property (other than inventory) owned by MW having an initial purchase price in excess of $10,000. SCHEDULE 3.8B lists each item of tangible personal property leased by MW (other than pursuant to individual leases having an annual rental of less than $5,000 or that are terminable by MW within ninety (90) days of the date hereof without penalty) (collectively, the "Tangible Personal Property"). The Tangible Personal Property, together with other Tangible Personal Property owned constitutes substantially all of the tangible personal property used in the operation of the Business of MW and constitutes substantially all of the tangible personal property necessary to conduct the Business of MW as presently conducted by it. Except for Permitted Liens and except as set forth in SCHEDULE 3.8C, (i) the Tangible Personal Property owned by MW and all other personal property, whether tangible or intangible, owned by MW is free and clear of any and all Liens, and
(ii) all of the Tangible Personal Property is located at the Real Property and there is no material tangible personal property located at the Real Property that is not owned or leased by MW. The Tangible Personal Property currently used in the Business is in all material respects in good working order, ordinary wear and tear excepted. All of the material Tangible Personal Property has been maintained in all material respects in accordance with the past practice of MW and generally accepted industry practice. All of the leased Tangible Personal Property of MW is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof.

               3.9 INTELLECTUAL PROPERTY. SCHEDULE 3.9 contains an accurate and complete list of all (i) registered and unregistered: trademarks, service marks, trade names, corporate names, company names, fictitious business names, logos, and other source or business identifiers (the "Trademarks"); patents; copyrights and tangible trade secrets (the "Trade Secrets") used in or necessary to conduct the business of MW as currently conducted, and all registrations and recordings thereof, all applications for registration pending therefor, all extensions and renewals thereof, in any jurisdiction in which MW operates or does business, (ii) material licenses, permissions, software and other agreements used in or necessary to the Business of MW, and (iii) material licenses, permissions, software and other agreements relating to technology, Business Know-How or processes used in the Business of MW, which MW is licensed or authorized to use by others ((i) - (iii) above collectively referred to herein as the "Intellectual Property"). "Business Know-How" means all books,


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PAGE 19

records, technology, formulas, know-how recorded on paper or other media in the books and records of MW, quality control records, finished product specifications, packaging supplies specifications, product registrations, records relating to the adoption and use of the Intellectual Property (as defined above), marketing plans, sales records and histories, market research data, promotional advertising and marketing materials, radio, television and Internet commercials, Internet web sites, print advertisements, customer lists, label and shipping carton dies, designs, films, earthwork, photography, mechanical art, color separations, prints, plates, and graphic materials, permits and licenses, and inventory records, used in or necessary to conduct the Business as currently conducted. In regard to the Intellectual Property, and except as set forth on SCHEDULE 3.9, (i) the patents, Trademarks and the copyrights are valid, subsisting and enforceable, and the patents, the Trademarks and the copyrights are duly recorded in the name of MW, and can be recorded in the name of MCAC or the Surviving Corporation, (ii) MW has, and after the Closing MCAC will have, the sole and exclusive ownership and right, free from any Liens, to use Intellectual Property and applications therefor set forth on SCHEDULE 3.9 and the full right to use the trade names, assumed names, fictitious names, technology, know-how and processes referred to in such lists and all trade secrets used in or necessary to the conduct of the Business of MW, and the consummation of the transactions contemplated hereby will not materially alter or impair any such rights. Except as set forth on SCHEDULE 3.9, within the last ten (10) years, no claims have been asserted by any entity or person with respect to the ownership, validity, enforceability or use of or challenging or questioning the validity or effectiveness of any of the Intellectual Property. Furthermore, the use or other exploitation of such Intellectual Property by MW does not infringe the rights of any other entity or person; and the Stockholders are not able to identify any other entity or person infringing the rights of MW with respect to such Intellectual Property.

               3.10 LITIGATION; ORDERS. Except as set forth on SCHEDULE 3.10, there are no claims, actions, suits, proceedings, grievances, arbitrations, investigations or inquiries pending or, to the best knowledge of the Stockholders, threatened, at law or in equity or before or by any federal, state, local, foreign or other governmental department, commission, board, arbitrator(s), agency, instrumentality or authority by or against MW or the Stockholders (or any one of them) which: (i) restrain or prohibit or which may restrain or prohibit, or otherwise affect, the consummation of the transactions contemplated hereby; (ii) materially and adversely affect or which may affect MW with respect to the Merger; or (iii) materially or adversely affect or might affect the Business, operations, condition (financial or otherwise), liabilities, assets, earnings or prospects of MW. Neither MW nor any of its property or assets is subject to any judgment, arbitration award, order or decree. There are no petitions pending by, against or on behalf of MW or the Stockholders under any applicable bankruptcy or insolvency laws.

               3.11  COMPLIANCE.

                     (a) COMPLIANCE (NON-ENVIRONMENTAL). Except as set forth in SCHEDULE 3.11A, MW and its officers, directors and employees have all material licenses, permits, approvals and other authorizations and have made all material filings and registrations that are necessary in order to enable MW to conduct its Business as it is now being conducted. MW and its officers, directors and employees have materially complied and are in material compliance with all laws, regulations and ordinances that are applicable to MW's Business as now being conducted or that are applicable to any of its assets or properties, including, without limitation, all laws, regulations and ordinances relating to or regulating the safe and proper conduct of business, consumer protection, trade practices, franchises, licensing requirements, wage and hour, antitrust, taxes, currency transactions and exchange, equal opportunity, public accommodation and services, sanitation, fire, zoning, building, labor, occupational health and safety, pension, securities, trademark or copyright. MW has not received notification in the last five (5) years of any asserted present or past failure to so comply; and, to the knowledge of the Stockholders, there are no actions threatened or likely to be commenced against MW alleging any material violation of or non-compliance with any of such laws, regulations or ordinances. Attached as SCHEDULE 3.11A are all of the reports relating to the Business or the Premises received within the last three (3) years by MW from any Governmental Authority or from any consultants regarding compliance with the regulations of the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or the U.S. Department of Labor or any equivalent state agency. The terms and conditions and circumstances of the employment of employees of MW, including former and inactive employees, comply, and at all times have complied, to the extent material, with applicable laws and regulations (including any federal, state or local laws relating to taxation, employee benefits, wage-hour, health and safety, nondiscrimination and labor relations).

                    (b)  COMPLIANCE (ENVIRONMENTAL).  Except as set forth in
SCHEDULE 3.11B (the "Scheduled Conditions"), MW and the Stockholders represent and warrant to MCSC that:

                         (i) to the best knowledge of the Stockholders (without
the benefit of any environmental assessment), MW and the Extended Premises comply in all material respects with any applicable Environmental Law;

                         (ii) to the best knowledge of the Stockholders, MW has
obtained all Governmental Approvals required for the operation of MW and the Extended Premises under any applicable Environmental Law;

                         (iii) MW has not, and the Stockholders have no
knowledge of any other person who has, created any Release, threatened Release, or disposal of any Hazardous Substance at the Extended Premises in any material quantity; no threatened Release, or disposal of a Hazardous Substance originating or emanating from any other property has come to be located on or under the Extended Premises;

                         (iv) to the best knowledge of the Stockholders, there
are not now and have not been located on the Extended Premises any: (A) underground storage tanks, (B) material amounts of asbestos-containing construction materials, (C) landfills or dumps, (D) hazardous waste treatment, storage or disposal facilities as defined pursuant to RCRA or any comparable state law, or (E) sites on or nominated for the CERCLA National Priority List or any equivalent or comparable state Hazardous Substance Release site list promulgated or published pursuant to any state law;

                         (v) MW has used no material quantity of any Hazardous
Substance and has conducted no Hazardous Substance Activity on the Extended Premises;

                         (vi) MW has no material liability for remediation,
response or corrective action, natural resource damage, or other harm pursuant to CERCLA, RCRA, or any comparable state law; MW is not subject to, has no notice or knowledge of, and is not required to give any notice of any Environmental Claim involving MW or the Extended Premises; there are no conditions or occurrences at the Extended Premises that could form the basis for an Environmental Claim against MW or the Extended Premises;

                         (vii) the Extended Premises are not subject to and the
Stockholders have no knowledge of, any imminent restriction on the ownership, occupancy, use, or transferability of the Extended Premises in connection with any (A) Environmental Law or (B) Release, threatened Release, or (C) disposal of a Hazardous Substance;

                         (viii) to the best knowledge of the Stockholders, there
are no conditions or circumstances at the Extended Premises that pose a significant risk to the environment or to the health and/or safety to or of Persons; and

                         (ix) MW has provided or otherwise made available to
MCSC any Environmental Record concerning MW and Extended Premises that MW possesses or is known to MW and that it could reasonably obtain.

                    (c) DEFINITIONS. For purposes of this Agreement, the following terms as used herein shall have the following meanings:

                         (i) "CERCLA" shall mean the Comprehensive Environmental
Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 ET SEQ., and any subsequent amendments.


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PAGE 22

                         (ii) "ENVIRONMENTAL CLAIM" shall mean any
investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim in connection with the Extended Premises (whether administrative, judicial, or private in nature) arising (A) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (B) in connection with any Hazardous Substance or actual or alleged Hazardous Substance Activity, or (C) from any abatement, removal, remedial, corrective, or other response action in connection with a Hazardous Substance, Environmental Law or other order of a Governmental Authority.

                         (iii) "ENVIRONMENTAL LAW" shall mean any current Legal
Requirement pertaining to (A) the protection of health, safety, and the indoor or outdoor environment, (B) the conservation, management, or use of natural resources and wildlife, (C) the protection or use of surface water and groundwater, (D) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substance or (E) pollution (including any Release to air, land, surface water, and groundwater), and includes, without limitation, CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 ET SEQ., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 ET SEQ., Clean Air Act of 1966, as amended, 42 USC 7401 ET SEQ., Toxic Substances Control Act of 1976, 15 USC 2601 ET SEQ., Hazardous Materials Transportation Act, 49 USC App. 1801 ET SEQ., Occupational Safety and Health Act of 1970, as amended 29 USC 651 ET SEQ., Oil Pollution Act of 1990, 33 USC 2701 ET SEQ., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 ET SEQ., National Environmental Policy Act of 1969, 42 USC 4321 ET SEQ., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) ET SEQ., and any similar state law, including but not limited to the Bay Area Air Quality Management District Act (Health and Safety Code Section 40200 ET SEQ.); the Air Quality Monitoring Devices Act (Health and Safety Code Section 42700 ET SEQ.); the Porter-Cologne Water Control Act (Water Code Section 13200 ET SEQ.); the Carpenter-Presley-Tanner Hazardous Substance Control Act (Health and Safety
Code Section 25300 ET SEQ.); the Clean Waters Act (Fish and Game Code Section 5650 ET SEQ.); and the Hazard Communications Act (8 CCR 5194) and any similar, implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

                         (iv) "ENVIRONMENTAL RECORD" shall mean any document,
correspondence, pleading, report, assessment, analytical result, Governmental Approval, or other written record concerning a Hazardous Substance, compliance with an Environmental Law, and Environmental Claim, or other environmental subject.

                         (v) "GOVERNMENTAL APPROVAL" shall mean any permit,
license, variance, certificate, consent, letter, clearance, closure, covenant not to sue, release,


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PAGE 23

no further action letter, exemption, decision, action or approval or non-disapproval of a Governmental Authority.

                         (vi) "GOVERNMENTAL AUTHORITY" shall mean any federal,
state, regional, county, or local person or body having governmental or quasi-governmental authority or a sub-division thereof.

                         (vii) "HAZARDOUS SUBSTANCE" shall mean any substance,
chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is classified or regulated as hazardous or toxic under any Environmental Law, and includes, without limitation, asbestos, polychlorinated biphenyls, and petroleum (including crude oil or any fraction thereof).

                         (viii) "HAZARDOUS SUBSTANCE ACTIVITY" shall mean any
activity, event, or occurrence involving a Hazardous Substance, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Substance.

                         (ix) "LEGAL REQUIREMENT" shall mean any treaty,
convention, statute, law, regulation, ordinance, Governmental Approval, injunction, judgment, order, consent decree, or other requirement of any Governmental Authority.

                         (x) "RCRA" shall mean the Solid Waste Disposal Act, as
amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 ET SEQ., and any future amendments.

                         (xi) "RELEASE" shall mean any releasing, spilling,
leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment or abandonment of any Hazardous Substance.

               3.12  STATUS OF CONTRACTS.  (a) STATUS. Except as listed on
SCHEDULE 3.12 and except for purchase orders made in the ordinary course of business, MW is not party to and is not bound by any contract having a value in excess of $25,000 per annum or that is not terminable by MW upon thirty (30) days written notice without penalty, whether or not in the ordinary course of business, and including, without limiting the generality of the foregoing, leases, mortgages, union contracts, employment agreements, pension, retirement or welfare agreements (whether oral or written, formal or informal) or employee benefit plans within the meaning of the Employment Retirement Security Act of 1975, as amended ("ERISA"), agreements for the sale or distribution of its services or products, vendor contracts, supply contracts, license agreements, service agreements and other agreements or instruments. There have been and are no material defaults by MW under any contract to


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PAGE 24

which MW is a party, nor has any event occurred which, after the giving of notice or, with the passage of time, or both, would constitute a material default under any such contract. All such contracts are valid and binding and in full force and effect; MW has complied and will have complied with the provisions of its contracts in all material respects as of the date hereof and as of the Closing Date; and no written notice of a claimed breach has been received by MW. Assuming that MW obtains the consents described in SCHEDULE 3.2, the Merger and the consummation by MW of the transactions herein contemplated will not conflict with, or result in a breach, violation, termination or modification of, any of the terms of any material contract, agreement or other instrument to which MW is a party or by which MW or any of its properties is or may be bound, or constitute a default thereunder which would prevent or interfere with the Merger or the consummation of the transactions herein contemplated.

          (b) NORMALITY. No purchase commitment of MW, or by which MW is bound, is materially in excess of the normal, ordinary and usual requirements of the Business or, in the opinion of the Stockholders, is at an excessive price.

          (c) AFFILIATED AGREEMENTS. Except as set forth in SCHEDULE 3.12, MW is not a party to or bound by (i) any contract (other than this Agreement) with the Stockholders or former shareholders or any Person known to the Stockholders to be an Affiliate or Associate of a Stockholder or former shareholder, (ii) any contract with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by MW upon thirty (30) days' notice without liability, penalty or premium, (iii) any contract providing for the payment of any bonus or commission based on sales or earnings, (iv) any contract that contains any severance or termination or change in control pay liability or obligation, (v) any contract for the purchase or sale of any security (other than this Agreement), (vi) any contract for the borrowing of money (or guarantee of indebtedness), (vii) any material contract containing express product or service warranties, (viii) any contract containing a covenant not to compete by MW or the Stockholders, (ix) any contract granting a Lien, security interest or other material encumbrance on any property or assets of MW or on its assets, (x) any contract providing for exclusive purchases by or from MW or containing a requirement purchase obligation, (xi) any contract providing for administration, service, utilization review, adjustment, claims management or similar functions relating to insurance, litigation or Plans of MW, or (xii) any contract for the sale of any of the assets, property or rights of MW outside of the ordinary course of business, except as contemplated by this Agreement.

          (d) POWER OF ATTORNEY. MW has not given any power of attorney (whether revocable or irrevocable) to any Person that is or hereafter may be in force other than to financial institutions in the ordinary course of business. No Stockholder has given any power of attorney (whether revocable or irrevocable) to any Person that is or hereafter may be in force that shall have any effect on such Stockholder's beneficial or legal ownership of the MW Common Stock or his right to vote such shares or receive dividends therefrom.


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PAGE 25

          (e) PENSION OBLIGATION. MW is not paying, nor has it any obligation to pay, any unfunded pension, deferred compensation or retirement allowance to any Person, other than obligations to make matching payments under MW's 401(k) plan.

     True, complete and correct copies of each of the contracts set forth in
SCHEDULE 3.12 or expressly referred to in the notes to the Financial Statements have heretofore been provided to MCSC by MW.

               3.13 ASSETS; INVENTORY. Substantially all of the properties and assets used in the Business, except for such assets that are immaterial to the business of MW, are workable and useable in the ordinary course of business and are suitable for the uses for which they were intended and are used. The inventory of MW reflected in the Financial Statements, after giving effect to all adjustments thereon has been acquired in the ordinary course of business and has been and will be reflected on the books of MW in accordance with the GAAP, consistently applied. The inventory reflected in the Financial Statements, after giving effect to all adjustments thereon consists of items of a quality and quantity useable and saleable in the normal course of business at usual and customary prices including discounts in the ordinary course of business. The level of the inventory as of the Closing Date is reasonable in light of MW's business prospects. MW and the Stockholders know of no material adverse condition affecting MW's ability to obtain inventory in the future in the quality and quantity as now being obtained.

               3.14 CUSTOMERS AND VENDORS. MW has received no notice that, and no Stockholder has any knowledge or reason to believe that, any vendor or any customer of MW does not plan to continue to do business with the Surviving Corporation, or plans to reduce its sales to or volume of orders from the Surviving Corporation or will not do business on substantially the same terms and conditions with the Surviving Corporation subsequent to the Closing Date as such vendor or customer did with MW before such date. Neither MW nor the Stockholders will take any action to influence its customers or vendors to change or reduce their volume of business activity with the Surviving Corporation after the Closing Date.

               3.15 TAXES. Except for Taxes that are being contested in good faith by appropriate proceedings and are listed on SCHEDULE 3.15 and except for Taxes that are accrued on the balance sheets that are part of the Financial Statements or are listed on SCHEDULE 3.15 and except as otherwise listed on
SCHEDULE 3.15, MW has paid all Taxes required to be paid by it through the date hereof. Except as set forth on SCHEDULE 3.15, MW has timely filed all returns, reports and other documents and furnished all information required or requested by any federal, state or local governmental agency with respect to its Business or properties (except for tax returns not yet due), and all such returns, reports and other documents and all such information are true, correct and complete in all material respects. No audit of any of the foregoing is in progress, and no extension of time with respect to the date of filing of any of the foregoing is in force, other than as set forth on

SCHEDULE 3.15. No waiver or agreement by MW is in force for the extension of time for the assessment or payment of any of the Taxes. Except for any being contested in good faith and set forth and SCHEDULE 3.15, all deficiencies or other additions to any of the Taxes, including any assessments, interest or penalties thereon, accrued for, applicable to or arising from any period ending on or prior to the date of this Agreement have been timely paid when due prior to the date hereof or have been accrued on the balance sheets which are part of the Financial Statements. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, value added, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States, the State of California, any other state, the City of Berkeley, or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

               3.16  EMPLOYEES; BENEFIT PLANS.

                    (a) EMPLOYEES. Listed on SCHEDULE 3.16A are the names of all officers, directors and employees of MW together with their respective wage rates and rates of total compensation. MW is not subject to a collective bargaining agreement. MW has paid in full to its employees, agents and contractors all wages, salaries, commissions, bonuses and other direct compensation due for all services performed by them. SCHEDULE 3.16A sets forth a summary of all grievances, claims, actions, suits, proceedings, arbitrations, investigations or inquiries instituted or, to the best knowledge of the Stockholders, threatened within the past five (5) years or currently pending by or against MW. MW is not liable for any severance pay or other payments on account of termination of former employees, nor will any severance payments or other payments (including unemployment compensation, "golden parachute" or otherwise) become payable as a consequence of the transactions contemplated herein. MW has complied in all material respects with all applicable federal and state laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining, discrimination and civil rights and the withholding and payment of social security and similar taxes and is not liable for any arrears, wages or any such taxes or penalties for failure to comply with any of the foregoing. There is no labor strike, dispute, slowdown, stoppage or lockout pending or threatened against MW. To the best knowledge of the Stockholders, no representation question exists respecting the employees or any strike, work stoppage or other labor difficulty. There are no unfair labor practice charges, complaints or proceedings pending or threatened against MW; there is no organizing activity involving MW pending or threatened by a labor union or group of employees; there are no representation proceedings pending with the National Labor Relations Board and no labor organization or group of employees has made a pending demand for recognition. Except as set forth in SCHEDULE 3.16A, MW has had no layoffs or recalls during the past ten (10) years.


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PAGE 27

                    (b) BENEFIT PLANS. As of the Closing Date: (i) all "employee benefit plans," as defined in Section 3(3) of ERISA including any "multi-employer plan," as defined in Section 4001(a)(3) of ERISA (a "Multi-employer Plan,") or any other employee benefit arrangements or payroll practices (whether or not qualified for Federal income tax purposes, whether or not funded, whether formal or informal, whether for the benefit of a single individual or more than one individual and whether for the benefit of current or former employees or their beneficiaries), including, without limitation, severance, pension, retirement, profit sharing, deferred compensation, stock purchase, stock option, restricted stock, stock appreciation rights, incentive, bonus or other similar plans, hospitalization, medical, vision, dental or other health plans, sick leave, vacation pay, salary continuation for disability, consulting or other compensation arrangements (the "Plans") maintained, or contributed to, by MW or any trade or business (whether or not incorporated) that is under common control with MW, or is treated as a single employer under
Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") are set forth on SCHEDULE 3.16B; (ii) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code, including the filing of reports thereunder, and with respect to each Plan all required contributions and benefits have been paid when due in accordance with the provisions of each such Plan and the applicable provisions of ERISA; and (iii) none of the Plans is subject to Title IV of ERISA and no Plan has been terminated with any outstanding liability. No Plan that is a "welfare plan," as defined in Section 3(1) of ERISA, provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant). MW and each ERISA Affiliate have materially complied with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder. The execution and delivery of this Agreement and the consummation of the transactions thereby will result in the acceleration of the time of payment or vesting of Plan benefits as set forth on SCHEDULE 3.16B. SCHEDULE 3.16B also sets forth the administrative costs due and payable for MW's 401(k) plan as of the Closing Date.

               3.17 INSURANCE. SCHEDULE 3.17 sets forth all policies or binders of fire, liability, worker's compensation, vehicular, disability, employee liability, business interruption, product liability, health, or other insurance (including medical self-insurance) held by MW relating to, on behalf of or covering the Business of MW (specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $25,000.00). Such policies and binders are in full force and effect. MW is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any material claim under any such policy or binder in due and timely fashion. Except for claims set forth in SCHEDULE 3.17, there are no outstanding unpaid claims under any such policy or binder. MW has not received a notice of cancellation or non-renewal of any such policy or binder. Neither MW nor any Stockholder has any knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of


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PAGE 28

facts which might form the basis for termination of any such insurance.
SCHEDULE 3.17 also sets forth MW's loss experience for the last three (3) years relating to product liability, worker's compensation and property damage and health and medical coverage.

               3.18 SUBSIDIARIES; COMPETING INTERESTS. Neither MW nor the Stockholders, directly or indirectly, own any capital stock or other equity securities of any corporation, limited liability company, partnership, association, trust, joint venture or other entity or business or have any direct or indirect equity, partnership or other ownership interest in any business except for stock of companies publicly traded on the New York or American Stock Exchange or the Nasdaq Stock Market, not to exceed 5% of the total outstanding shares of such companies. Except as set forth in SCHEDULE 3.18, and excluding stock of publicly traded companies referred to in the preceding sentence, neither MW nor the Stockholders have any interest, directly or indirectly, in any corporation, partnership, association, proprietorship, or any other entity or business which is engaged in a similar business, or is a competitor of, or a vendor to or customer of, MW.

               3.19 NO PENDING TRANSACTIONS. Except for the transactions contemplated by this Agreement, MW is not a party to or bound by or the subject of any agreement, undertaking or commitment to: (i) merge or consolidate with, or acquire all or substantially all of the property and assets of, any other Person that in any way would affect the Business of MW; or, (ii) sell, lease or exchange all or substantially all of MW's property and assets to any other corporation or Person or enter into any other transaction that in any way would materially adversely affect the Business of MW or the Merger or the transactions contemplated hereby.

               3.20 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of MW or the Stockholders is, or will be, entitled to any commission or broker's or finder's fees from any of the Parties hereto in connection with any of the transactions contemplated herein.

               3.21 REPRESENTATIONS REGARDING THE COMMON STOCK. The Stockholders represent, certify and warrant to MCSC that:

                    (a) they are "accredited investors" as defined by Regulation D promulgated under the Securities Act;

                    (b) they have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the New MCSC Shares. The Stockholders have received the MCSC 1996 Annual Report to Stockholders, the proxy statement for the 1997 Annual Meeting of Stockholders, the Form 10-K for the year ended December 31, 1996 and the Form 10-Q for the nine months ended September 30, 1997. The Stockholders recognize that acquisition of the New MCSC Shares involves certain risks and have taken full cognizance of and understand such risks. In deciding whether to acquire the New MCSC Shares pursuant to this Agreement, the Stockholders have weighed these risks against any perceived benefits of owning the New MCSC Shares;

                    (c) the Stockholders have had the opportunity to perform such due diligence regarding MCSC as they have deemed necessary and to ask questions of, and receive answers from, management of MCSC and have sought and received such accounting, legal and tax advice as the Stockholders have considered necessary to make an informed investment decision with respect to the New MCSC Shares;

                    (d) the Stockholders are aware that no federal or state agency has made any finding or determination as to the fairness of the New MCSC Shares, nor has any agency made any recommendation or endorsement of the New MCSC Shares;

                    (e) during the last five (5) years, no Stockholder has been:

                         (i) convicted of nor pleaded NOLO CONTENDERE to any
felony or misdemeanor in connection with the purchase or sale of any security or in connection with the making of any false filing with the Securities and Exchange Commission ("SEC") or any state securities administrator, or of any felony involving fraud or deceit, including but not limited to, forgery, embezzlement, obtaining money under false pretenses, larceny, conspiracy to defraud or theft;

                         (ii) subject to any order, judgment, or decree of any
court of competent jurisdiction temporarily or preliminary restraining or enjoining, or are subject to any order, judgment, or decree of any court of competent jurisdiction, permanently restraining or enjoining that person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security or in connection with the making of any false filing with the SEC or any state securities administrator;

                         (iii) subject to a United States Postal Service false
representation order; or

                         (iv) subject to any state administrative order entered
by a state securities administrator in which fraud or deceit was found;

                    (f) the Stockholders are acquiring the New MCSC Shares for their own account and not with a view to resale or distribution, and, other than agreements among the Stockholders restricting their right to transfer the New MCSC Shares, no agreements, arrangements or understandings exist with respect to the transfer, sale, voting or disposition of such securities;


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PAGE 30

                    (g) the Stockholders understand that stop transfer instructions relating to the Common Stock will be placed in MCSC's stock register and that the certificates representing New MCSC Shares will bear legends that shall read:

          "The shares of Common Stock represented by this certificate have been issued pursuant to a claim of exemption from the registration or qualification requirements of federal and state securities laws and may not be sold or transferred without registration or qualification or otherwise except pursuant to an applicable exemption therefrom; the issuer may require that the availability of an exemption be evidenced by an opinion of counsel reasonably satisfactory to the issuer hereof."

          "Except with the prior written consent of Miami Computer Supply Corporation, the shares of Common Stock represented by this certificate may not be sold, pledged, hypothecated, gifted or otherwise transferred or disposed of until [THE DATE WHICH IS 270 DAYS AFTER THE CLOSING DATE.]"

     Any Stockholder who is not an Affiliate of MCSC may request that the foregoing legends be removed after the second anniversary of the Closing Date.

                    (h) the Stockholders realize that (i) the acquisition of the New MCSC Shares is a long-term investment; (ii) the Stockholders must bear the economic risk of such investment until the restrictive holding period expires and because the New MCSC Shares have not been registered under the Securities Act or any similar state law, they cannot be sold unless so registered or an exemption from registration is available; and

                    (i) the Stockholders believe that an investment in the New MCSC Shares is suitable for them based upon their investment objectives and financial needs and the Stockholders have adequate means of providing for their current financial needs and have no need for liquidity of their investment with respect to the New MCSC Shares.

               3.22 UPDATING OF SCHEDULES. MW and the Stockholders shall notify MCSC of any changes, additions or events which may cause any change in or addition to any Schedules delivered by them under this Agreement, promptly after the occurrence of same and no later than the Closing Date by delivery of updates of all Schedules, including future quarterly and annual Financial Statements.
No notification made pursuant to this Section 3.22 shall be deemed to cure any breach of any representation or warranty made in this Agreement or any Schedule unless MCSC shall specifically agree thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by MCSC of any condition set forth in this Agreement unless specifically waived in writing by MCSC.


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PAGE 31

               3.23 OWNERSHIP OF MCSC COMMON STOCK. As of the date hereof, neither MW nor any Stockholder nor any of their Affiliates or Associates, (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of MCSC Common Stock.

               3.24  TRANSACTIONS WITH AFFILIATES.  Except as set forth on
SCHEDULE 3.24, other than this Agreement, MW is not bound by or a party to any contract with, does business with or has any obligations or liabilities to any Stockholder or any Affiliate or Associate of any Stockholder. As used in this Agreement, an "Affiliate" of, or a Person "Affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. Moreover, as used in this Agreement, the term "Associate" used to indicate a relationship with any Person, means: (a) any corporation or organization (other than MW) of which such Person is a director, an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the corporation or organization or any of its parents or subsidiaries.

               3.25 BANK ACCOUNTS. SCHEDULE 3.25 sets forth the names and locations of all banks or other financial institutions in which MW has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto. At the Closing, MW will deliver to the Surviving Corporation copies of all records and will assign such authorization to the Surviving Corporation and provide evidence satisfactory to MCSC that such assignment will be effective immediately subsequent to the Closing and, at such time, no Stockholder or Person determined by the Surviving Corporation to be unauthorized shall have the authority to access such accounts or safe deposit boxes or draw on such accounts.

               3.26 CORRECT INFORMATION. All representations, warranties, covenants, schedules, exhibits, documents, certificates, reports or statements furnished or to be furnished to MCSC by or on behalf of MW or the Stockholders in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects. Without limiting the specificity of such representations or warranties made in this Agreement or information furnished pursuant hereto to MCSC, to the best knowledge of the Stockholders, neither MW nor any of the Stockholders has failed to disclose to MCSC any facts material to the Business, operations, condition (financial or otherwise), liabilities, assets, earnings, working capital or prospects of MW.


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PAGE 32

          ARTICLE 4.0  REPRESENTATIONS AND WARRANTIES OF MCSC.

               MCSC hereby represents and warrants to MW as follows:

               4.1  STRUCTURE; STATUS.

                    (a) MCSC.

                         (i)  The authorized capital stock of MCSC consists of
thirty million (30,000,000) shares of MCSC Common Stock and five million (5,000,000) shares of MCSC preferred stock, no par value par share (the "MCSC Preferred Stock"). As of October 8, 1997, there were 4,020,776 shares of MCSC Common Stock issued and outstanding, and there were no shares of MCSC Preferred Stock issued and outstanding. All outstanding shares of MCSC Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of MCSC Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of MCSC, except for (A) shares of MCSC Common Stock issuable pursuant to the MCSC 1996 Stock Option Plan and the MCSC Non-Employee Directors Stock Option Plan and (B) by virtue of this Agreement and (C) pursuant to certain agreements to acquire the stock or assets of other entities as disclosed to the Stockholders in connection with this Agreement.

                         (ii) MCSC is a corporation duly organized, validly
existing and in good standing under the laws of the State of Ohio, has full power and authority to carry on its businesses as it is now conducted and to own, lease and operate the property and assets that it now owns, leases and operates and to execute and deliver this Agreement and to perform the transactions contemplated hereby.

                    (b) MCAC.

                         (i) At the Closing Date, the authorized capital stock
of MCAC will consist of one thousand (1,000) shares of MCAC Common Stock, all of which shares will be issued and outstanding and owned beneficially and of record by MCSC. At the Closing Date, all outstanding shares of MCAC Common Stock will have been duly authorized and validly issued and will be fully paid and non-assessable, and none of the outstanding shares of MCAC Common Stock will have been issued in violation of the preemptive rights of any person, firm or entity. As of the Closing Date, there will be no Rights authorized, issued or outstanding with respect to the capital stock of MCAC.

                         (ii) MCAC will, at the Closing Date, be a corporation
duly organized, validly existing and in good standing under the laws of the State of


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PAGE 33

California, will have the full power and authority to execute and deliver this Agreement and to enter into the Merger and perform the transactions contemplated hereby.

               4.2 AUTHORITY; NO CONFLICT. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by MCSC and MCAC have been (in the case of MCSC) or will be (in the case of MCAC) duly and effectively authorized by all necessary corporate action of MCSC and MCAC, respectively, and this Agreement is (in the case of MCSC) and will be (in the case of MCAC) a valid and legally binding obligation of MCSC and MCAC, respectively, enforceable in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies subject to the discretion of the court. A certified copy of the resolutions of the Boards of Directors of MCSC and MCAC approving this Agreement and the transactions contemplated hereby will be delivered to MW, and such copies will be complete and correct and such resolutions will be in full force and effect on the dates of their respective adoption. Except for the filing and waiting period attendant to notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended,
Section 7A of the Clayton Act, 15 U.S.C. 18A, as added by Section 201 of Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the payment of all taxes required to be paid to the California Franchise Tax Board and, if required by law or the rules of the Nasdaq Stock Market or the National Association of Securities Dealers, Inc., the vote of the stockholders of MCSC, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by MCSC and MCAC will not: (i) require the approval or consent of any governmental or regulatory body not otherwise contemplated by this Agreement, except for compliance with applicable federal and state ("blue sky") securities laws in connection with the issuance of the New MCSC Shares pursuant to this Agreement and the filing of Articles of Merger with the Secretary of State of the State of California pursuant to Section 1103 of the CGCL, provided, however, that the Articles of Merger shall not be filed until there has been filed a certificate of satisfaction of the Franchise Tax Board that all taxes imposed under California's Revenue and Tax Law have been paid or secured; (ii) require the approval or consent of any other person or entity except for the approval of the Merger by MCSC as the sole stockholder of MCAC; (iii) violate any provision of MCSC's or MCAC's Articles of Incorporation or Bylaws; or (iv) violate any statute, law or regulation as such statute, law or regulation relates to MCSC or MCAC.

               4.3 BROKER'S OR FINDER'S FEES. No agent, broker, Person or firm acting on behalf of MCSC or MCAC is, or will be, entitled to any commission or broker's or finder's fees from any of the Parties hereto in connection with any of the transactions contemplated herein.

               4.4 LITIGATION; ORDERS. Except as set forth on SCHEDULE 4.4, there are no claims, actions, suits, or proceedings, grievances, arbitrations, investigations or inquiries


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PAGE 34

pending or, to the best knowledge of MCSC, threatened, at law or in equity or before or by any federal, state, local, foreign or other governmental department, commission, board, arbitrator(s), agency, instrumentality or authority by or against MCSC that restrains or prohibits or that may restrain or prohibit or otherwise affect, the consummation of the transactions contemplated hereby.

               4.5 AUTHORIZED MCSC COMMON STOCK. MCSC has sufficient authorized shares of common stock in order to issue the MCSC Common Stock to the Stockholders at the Closing. The MCSC Common Stock to be issued to the Stockholders pursuant to Section 2.3(b) hereof shall, on the Closing Date, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all Liens of MCSC. As of the date hereof and the Closing Date, the MCSC Common Stock is and will be qualified and listed on the Nasdaq National Market System and MCSC knows of no restriction on the ability of the MCSC Common Stock to trade thereon, except for the restrictions set forth herein and those resulting from applicable law, regulation and the rules of the Nasdaq.

               4.6 ACCURACY AND COMPLETENESS OF REPORTS. MCSC has delivered a true, correct and complete copy of the annual report submitted to its shareholders for its fiscal year ended December 31, 1996 (the "Annual Report"), its annual report for such year on Form 10-K (the "Form 10-K"), the Proxy Statement for the 1997 Annual Meeting of Stockholders ("Proxy Statement") and each other filing under the Securities Exchange Act of 1934, as amended, since December 31, 1996 (the Annual Report, the Form 10-K, the Proxy Statement, and each such other filing collectively are referred to herein as the "SEC
Filings").   The SEC Filings do not contain any untrue statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

       Article 4.7 SOLVENCY. MCSC shall not take any act that would result in the insolvency of the Surviving Corporation (within the meaning of applicable law) immediately following the Closing and the Surviving Corporation shall, immediately following the Closing, be able to meet its obligations as they become due assuming in each case the accuracy of the representations made in
Article 3.0 hereof.

       ARTICLE 5.0  COVENANTS.

               5.1 COVENANTS OF MW. Except as contemplated by this Agreement or as expressly agreed to in writing by MCSC, during the period from the date of this Agreement to the Closing Date, MW will conduct its operations according to its ordinary and usual course of business consistent with past practice, will use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, vendors, employees, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing and except as otherwise expressly provided in this


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PAGE 35

Agreement, prior to the Closing Date, MW will not, without the prior written consent of MCSC:

                    (a) pay any dividends or other distributions (cash or otherwise) except for federal and state income tax distributions to the Stockholders, as a Subchapter S corporation, which distributions may be made only after prior notice to MCSC of the amount and proposed payment date;

                    (b) redeem or repurchase or otherwise acquire its capital stock, subdivide or reclassify its shares of capital stock, pay any bonus (except for year-end bonuses, other bonuses disclosed on SCHEDULE 3.16 and salary adjustments in the ordinary course of business), increase the wages or salaries of its employees, increase the fees to its directors, increase compensation to any consultants or other professionals (except for payments to MW's accountant), commit itself to any new or renewed collective bargaining agreement or to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other compensation or benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, to amend or make any payment or contribution (other than in the ordinary course of business and consistent with past practice) with respect to any of such plans or any of such agreements in existence on the date hereof except as may be required to comply with applicable law or the terms of the Plans, notice of which shall be provided to MCSC;

                    (c) except in the ordinary course of business or as otherwise contemplated hereby purchase, dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any of its properties or assets or make any capital expenditure in excess of $25,000;

                    (d) except for "Expod" which shall be subject to a separate agreement by and among MCSC and the Stockholders and except as otherwise contemplated hereby, enter into any other agreements, commitments or contracts that, individually or in the aggregate, are material to MW, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practice and not in excess of current requirements, or otherwise make any material change in the conduct of its Business or operations of MW;

                    (e) authorize, recommend, propose or announce an intention to authorize, recommend, propose, or enter into any agreement in principle or an agreement with respect to any merger, consolidation or business combination (except for this Agreement), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary and usual course of business;

                    (f) incur or guarantee any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) material to MW or pay, discharge or satisfy any Lien or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than liabilities shown or the balance sheet as of September 30, 1997 in the Financial Statements and liabilities incurred after the date thereof in the ordinary course of business in normal amounts, and no such payment, discharge or satisfaction shall be affected other than in accordance with the ordinary payment terms relating to the liability paid, discharged or satisfied;

                    (g) permit or allow its properties or assets, real, personal or mixed, tangible or intangible, to be mortgaged, pledged or subjected to any Lien, except for Permitted Liens;

                    (h) cancel any debts or claims except in the ordinary course of business and consistent with past practice, or waive any rights of material value;

                    (i) permit any material Intellectual Property right to lapse;

                    (j) issue, grant or sell any shares of its capital stock or any equity interest or security, or issue, grant or sell any security, option, warrant, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the issuance, sale, pledge or other disposition of any shares of its capital stock or any equity interest or security;

                    (k) make any change in any accounting principles, practices or methods, including their principles, practices or methods relating to calculation of reserves for receivables;

                    (l) pay, loan, or advance any amount to or in respect of, or sell, transfer or lease any property or assets (real, personal or mixed, tangible or intangible) to, or enter into any transaction with or for the benefit of, any Stockholder or any of their respective Affiliates or Associates;

                    (m) enter into any lease or sub-lease of real property or material lease of personal property other than in the ordinary course of business with prior notice to MCSC and other than the amendment of the Parker Street Lease to reflect the future rent adjustment as set forth in SCHEDULE 5.1, which adjustment may be included in the consent to assignment of such lease contemplated by this Agreement.

                    (n) terminate or amend, or fail to perform any of its obligations or cause any breach under, any contract set forth in SCHEDULE 3.12. MW will exercise its commercially reasonable efforts to renew each of the contracts set forth on SCHEDULE 3.12 which is scheduled to terminate prior to the Closing Date;

                    (o) use commercially reasonable efforts not permit the insurance referred to in SCHEDULE 3.17 to lapse, expire, terminate or be cancelled;

                    (p) violate in any material respect any laws, regulations, or orders applicable to it and its properties, operations, Business and employees;

                    (q)  amend its Articles of Incorporation or Bylaws; or

                    (r)  agree to do any of the foregoing.

               5.2 NO SOLICITATION. Neither MW nor the Stockholders shall, and MW and the Stockholders shall use their best efforts to cause MW's officers, directors, employees, agents, Affiliates and representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, (i) initiate contact with, solicit or encourage any inquiries or proposals by, or (ii) except as required by applicable law as advised in writing by counsel reasonably acceptable to MCSC, enter into any discussions or negotiations with, or disclose directly or indirectly any information not customarily disclosed concerning its Business and properties to, or afford any access to its properties, books and records to, any Person or other entity or group in connection with any possible proposal (an "Acquisition Proposal") regarding a sale of MW's capital stock or a merger, consolidation, or sale of all or a substantial portion of the assets of MW, or any similar transaction.
MW will notify MCSC immediately if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal or if any Acquisition Proposal is received or indicated to be forthcoming. The foregoing restrictions on disclosures shall not apply to disclosures required to be made by any law, regulation or order of a court or governmental agency of competent jurisdiction; provided, however, before any disclosure is made MW shall notify MCSC immediately of any such request for information and shall take all reasonable action to support any request or motion MCSC may make for confidential treatment or a protective order.

               5.3 STOCKHOLDER APPROVAL. The Stockholders shall, by virtue of their execution of this Agreement be deemed to have provided their written consent to the Merger and to have waived any rights they may have under California law to dissent therefrom and to seek the fair value of their shares of MW Common Stock in cash. If the approval of the stockholders of MCSC is required, MCSC shall use its best efforts to promptly obtain such approval.


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PAGE 38

               5.4  ACCESS TO INFORMATION; CONFIDENTIALITY.

                    (a)  ACCESS TO INFORMATION.

                    (i) Between the date of this Agreement and the earlier of the Closing Date or the date of the termination of this Agreement, MW shall provide to MCSC and its representatives full access to its premises, properties, equipment, books and records as are related to the Business and shall make its directors, officers, employees and agents available to confer with MCSC and its representatives; and during such period, MW shall: (i) disclose and make available to MCSC and its representatives all documents and records relating to the assets, properties, operations, obligations and liabilities of MW, including but not limited to, all books of account (including the general ledger), tax records and returns, minute books of directors', committees', and stockholders' meetings, organizational documents, material contracts, customer list and agreements, filings with and communications from any Governmental Authority, litigation files, accountants' work papers, plans or records relating to employees and any other business activities of MW as MCSC or its representatives may require; and (ii) promptly furnish to MCSC all other information concerning MW's Business, properties and personnel as MCSC may request. During this period, MCSC may perform any review, analysis or testing that it, in its sole discretion, deems appropriate. MCSC will use its best efforts not to unduly interfere with the business operations of MW during such review. Throughout this period, MW will cause the Stockholders and one or more other designated representatives to confer with MCSC's representatives on a regular and frequent basis and to report the general status of MW's ongoing condition and operations. In addition, MW will permit MCSC to communicate with its agents, customers and creditors. MW will notify MCSC immediately of any material change in the ordinary course of its Business or in the operations of its properties or of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution, continuation or the threat of litigation involving MW or its Affiliates or affiliated persons and will keep MCSC fully informed of such events.

                    (ii) Between the date of this Agreement and the earlier of the Closing Date or the date of termination of this Agreement, MCSC shall provide to the Stockholders such information concerning MCSC as the Stockholders may reasonably request relating to the business, condition (financial or otherwise), results of operations and prospects of MCSC. The Stockholders will use their best efforts not to unduly interfere with the business operations of MCSC during such review. Throughout this period, MCSC will cause Messrs. Michael E. Peppel and Thomas C. Winstel to confer with the Stockholders on a regular and frequent basis and to report the general status of MCSC's ongoing condition and operations. The Stockholders hereby agree that, as of the date hereof, they will not buy or sell any shares of MCSC Common Stock during this period and MW shall take appropriate precautions to prevent any other director, officer, employee, agent, Affiliate

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PAGE 39

or Associate of MW from trading the securities of MCSC if they obtain or possess knowledge of Confidential Information (as defined below) of MCSC.

                    (b) CONFIDENTIALITY. The Parties hereto will hold and will cause their respective employees, officers, directors, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process and then only with written notice prior to disclosure to the disclosing party, all documents and information concerning the disclosing party furnished to the receiving party in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by the receiving party other than through a breach of a confidentiality agreement by a third party; (ii) in the public domain through no fault of the receiving party; or (iii) later lawfully acquired by the receiving party from other sources) (the "Confidential Information"), will not use such Confidential Information except to evaluate and consummate the Merger (and, if the Merger is consummated, in the business of MCSC and the Surviving Corporation thereafter) and will not release or disclose the Confidential Information to any other person, except the receiving party's auditors, attorneys, financial advisors and other consultants and advisors and lending institutions (including banks) or lending authorities in connection with this Agreement (it being understood that such persons shall be informed by the receiving party of the confidential nature of such information and shall be directed by the receiving party to treat such information confidentially). If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained for a period of two (2) years from the date of termination of this Agreement, except to the extent the Confidential Information comes into the public domain through no fault of the receiving party. If requested by the disclosing party, the receiving party will return to the disclosing party, all physical materials furnished by the disclosing party to the receiving party or their respective agents, representatives or advisors and all copies thereof, in whatever medium, and all materials prepared by the receiving party which evaluate or reflect the Confidential Information. It is understood that the receiving party shall be deemed to have satisfied its obligation to hold the Confidential Information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information. The disclosing party will be entitled to equitable relief in the event of a breach by the receiving party of the provisions contained in this
Section 5.4(b).

               5.5 CONSENTS; EFFORTS TO CONSUMMATE. MW, the Stockholders and MCSC will each use their respective best efforts to obtain consents of all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement. Each of MW, the Stockholders and MCSC agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement and after the Closing Date thereof, the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order


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adversely affecting the ability of the Parties to consummate the transactions contemplated herein.

               5.6 PUBLIC ANNOUNCEMENTS. MW and MCSC will consult with each other before issuing any press release or otherwise making any public statements with respect to the Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or judicial or administrative process.

               5.7  INDEMNIFICATION.

                    (a)  INDEMNIFICATION BY THE STOCKHOLDERS.  Subject to
Section 5.7(c), the Stockholders severally agree to indemnify and hold MCSC, and its respective officers, directors, employees and agents and their respective heirs, successors and assigns (collectively, the "MCSC Group"), harmless against, and to reimburse the MCSC Group for any Damage or Tax imposed on or incurred by any of the MCSC Group (a "MCSC Loss") because of or arising out of or related to or in connection with:

                         (i) any breach of any of MW's or the Stockholders'
representations or warranties or any failure to perform or violation of any agreement or covenant on the part of MW or the Stockholders under this Agreement or under any other agreement referred to herein or contemplated hereby to which MW or the Stockholders is a signatory; and

                         (ii) any and all actions, suits, proceedings, demands,
assessments, judgments, out-of-pocket costs and reasonable attorneys' fees (in preparation, at trial and on appeal) of any nature incident to the foregoing.

                         (iii) "Damages" shall mean all damages, and includes,
without limitation, consequential damages, punitive damages, liabilities, costs, losses, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action costs, compliance costs, investigation expenses, arbitration expenses, consultant fees, attorneys' and paralegals' fees, and litigation expenses.

                         (iv)  Upon the execution of this Agreement, Mr. Goodman
and Mr. Pereira shall execute and deliver to MCSC an additional indemnity as set forth in a letter among them.

                    (b) INDEMNIFICATION BY MCSC. Subject to Section 5.7(c), MCSC agrees to indemnify and hold the Stockholders and MW's respective officers, directors, employees and agents and their respective heirs, successors and assigns (collectively, the "MW Group"), harmless against, and to reimburse MW Group for any Damage or Tax


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PAGE 41

imposed on or incurred by any of MW Group (a "MW Loss") because of or arising out of or related to or in connection with: (i) any breach of any of MCSC's representations or warranties or any failure to perform or violation of any agreement or covenant on the part of MCSC under this Agreement or any other agreement referred to herein or contemplated hereby; and (ii) any and all actions, suits, proceedings, demands, assessments, judgments, out-of-pocket costs and reasonable attorneys' fees (in preparation, at trial and on appeal) of any nature incident to the foregoing.

                    (c) LIMITATIONS ON INDEMNIFICATION. No indemnification payment shall be made by the Stockholders pursuant to this Agreement, until the amounts that the MCSC Group otherwise would be entitled to receive as indemnification aggregate at least $150,000.00 and MCSC shall have been unable to recover such amounts from any applicable insurance MCSC may have, at which time the MCSC Group shall be entitled to receive payment of all such amounts up to a maximum aggregate amount of $6.5 million. Each Stockholder shall be responsible for one-third of any such payment (i.e., up to a maximum of $2,166,667 per individual stockholder). No indemnification payment shall be made by MCSC pursuant to this Agreement, until the amounts that the MW Group would otherwise be entitled to receive as indemnification aggregate at least $150,000.00 and MW or the Stockholders shall have been unable to recover such amounts from any applicable insurance MW or the Stockholders may have, at which time the MW Group shall be entitled to receive payment of all such amounts up to a maximum aggregate amount of $6.5 million.

                    (d) NOTICE. The indemnified party promptly shall notify the indemnifying party of any claim that is reasonably likely to give rise to a claim for indemnification under this Agreement (a "Damage Claim") asserted by such party or by a third party, stating, to the extent known, with detailed specificity the nature and basis of the Damage Claim. The failure to give promptly any such notice shall not relieve the indemnifying party from any liability hereunder with respect to the subject matter of any Damage Claim except to the extent that the indemnifying party actually has been damaged by such failure. If the indemnifying party shall have confirmed in writing its obligation to indemnify for any liability asserted in any Damage Claim, then the indemnifying party shall have, at its election, the right to compromise or defend such Damage Claim involving the assertion of liability by a third party at the indemnifying party's sole expense, through counsel chosen by it, provided that, in conducting such defense, settlement and compromise: (i) the indemnifying party shall not permit to exist any lien, encumbrance or other adverse charge upon any asset or business of the indemnified party; (ii) the indemnifying party shall cause its counsel to consult with the indemnified party and, if applicable, the indemnified party's counsel and keep them fully advised of the progress of the defense, settlement and compromise; and (iii) the indemnifying party promptly shall reimburse the indemnified party for the full amount of any Damages resulting from such Damage Claim except to the extent otherwise provided in the next sentence. If the indemnifying party is required hereunder or elects to conduct the defense of such Damage Claim, the indemnified party shall cooperate with the indemnifying party in connection therewith and shall be entitled to


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participate in the defense thereof and to appoint counsel for that purpose, except that the cost of any such participating counsel shall be solely for the account of the indemnified party and the indemnifying party shall have no responsibility therefor unless: (i) the indemnifying party shall not have notified the indemnified party that it will assume the defense of such Damage Claim and have designated counsel reasonably acceptable to the indemnified party within a reasonable time of the notice of such Damage Claim; or (ii) the named parties to any proceeding with respect to such Damage Claim (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be, in the opinion of counsel selected by the indemnifying party, inappropriate due to actual or potential differing interests between them. As long as the indemnifying party is contesting any such Damage Claim in good faith in accordance with the foregoing requirements, the indemnified party shall not pay or settle any such Damage Claim. Notwithstanding the foregoing, the indemnified party may pay or settle any such Damage Claim at any time, provided that the indemnified party waives any right to indemnity therefor by the indemnifying party.

                    (e) DEFENSE. In the event that the indemnifying party fails within thirty (30) days after the receipt of notice of such Damage Claim to notify the indemnified party and to confirm in writing its obligation to indemnify for any liability in such Damage Claim, the indemnified party shall have the right to defend, settle or compromise the Damage Claim in its discretion; provided, however, that the indemnifying party shall have the right to participate in the defense of such Damage Claim at its own expense. The indemnifying party shall promptly reimburse the indemnified party for the full amount of any Damages resulting from such Damage Claim and any defense, settlement or compromise thereof and all reasonable related costs incurred by the indemnified party.

                    (f) EXCLUSIVE REMEDY. Except for breaches of this Agreement resulting from fraud or intentional misrepresentation, the indemnification provisions in this Agreement shall be the exclusive remedy for breach of the representations and warranties set forth herein.

               5.8 EXISTENCE. The Stockholders, to the extent within their control, and MW will take such action as may be necessary to maintain, preserve, renew and keep in full force and effect MW's existence (corporate or otherwise), rights and franchises to the Closing Date.

               5.9 ARTICLES OF MERGER. MW and MCAC shall, on or prior to the Closing Date, execute and file Articles of Merger with the Secretary of State of the State of California to effectuate the Merger and will file Articles of Amendment to the Articles of Incorporation of MCAC to change the corporate name of MCAC to "Minnesota Western, Inc."


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          ARTICLE 6.0  GENERAL MATTERS.

               6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND RELATED AGREEMENTS. All of the terms, conditions, warranties, representations, covenants, indemnities and agreements contained in or made pursuant to this Agreement shall survive the Closing and the indemnity provisions of Sections 5.7 shall be valid and effective for a period of one (1) year after the Effective Time, notwithstanding any investigation made by or knowledge of any of the Parties to this Agreement or any of their respective successors or assigns. All covenants of the Parties that are to be performed after Closing shall continue and expire in accordance with their respective terms. If at the end of any of such period or term, a claim has been asserted hereunder and still is pending or unresolved, such period or term shall continue to survive until the claim finally is terminated or otherwise resolved.

               6.2 COVENANT NOT TO DISCLOSE. The Stockholders hereby covenant and agree, that as the owners and operators of the Business of MW, they possess certain data and knowledge of operations of the Business of MW that are proprietary in nature and confidential. The Stockholders covenant and agree that they will not, at any time after the Closing, reveal, divulge or make known to any person (other than MCSC) or use for their own account or for the account of any person, firm, corporation or other organization, any confidential or proprietary customer list, vendor list, sales method, record, data, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business by MW or any Business Know-How or other confidential or proprietary information whatsoever relating to MW or, whether or not obtained with the knowledge and permission of MCSC (exclusive of any information which at the time of disclosure is generally available to and known by the public, other than as a result of any unauthorized disclosure by MW or the Stockholders).

               6.3 NON-INTERFERENCE AGREEMENT. The Stockholders will not, at any time after the Closing, directly or indirectly, for whatever reason, whether for their own account or for the account of any other Person, firm, corporation or other organization: (i) engage in any activity that would compete with the business of MCSC or the Surviving Corporation in the market areas in which MW does business; (ii) solicit, employ or otherwise interfere with any of MW's or MCSC's existing or potential contracts or relationships with any customer, affiliate, employee, officer, director, supplier, vendor or any independent contractor whether the person is employed by or associated with MW or with MCSC on the Closing Date or at any time thereafter; or (iii) solicit or otherwise interfere with any existing or proposed contract between MW or MCSC and any other party whatsoever, in each case, for a period of the later of one (1) year from the Closing Date or the date of termination of their respective employment agreements.


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               6.4   USE OF MW'S NAME.  MW hereby agrees that after the Closing the Surviving Corporation shall have the right to use MW's name as its corporate title and MCSC or the Surviving Corporation shall have the right to use MW's name on products sold by MCSC or the Surviving Corporation following the Closing Date.

               6.5  BENEFIT PLANS AND ARRANGEMENTS

                    (a) PLAN PARTICIPATION. As soon as administratively practicable after the Effective Time, MCSC shall take all reasonable action so that employees of the Surviving Corporation shall be entitled to participate in the MCSC employee benefit plans of general applicability, and until such time the employee plans of MW shall remain in effect. For purposes of determining eligibility to participate in and the vesting of benefits (but not for purposes of benefit accrual) under the MCSC employee plans, MCSC shall recognize years of service with MW prior to the Effective Time. MCAC will continue for at least one (1) year the MW 401(k) plan and shall, for such time as the plan is continued, contribute 25% of the Surviving Corporation's employees' contributions up to 5% of the employees salary on an annual basis.

                    (b) EMPLOYMENT. Unless otherwise agreed by MW and MCSC, all employees of MW as of the Effective Time are expected to become employees of the Surviving Corporation as of the Effective Time, provided that, except as set forth in Section 6.5(c), below, neither MCSC nor the Surviving Corporation shall have any obligation to continue the employment of any such person and nothing contained in this Agreement shall give any employee of the Surviving Corporation a right to continuing employment with the Surviving Corporation after the Effective Time.

                    (c) EMPLOYMENT AGREEMENTS. On the Closing Date, the Surviving Corporation and each of the Stockholders shall execute an employment agreement in the form as set forth as EXHIBITS A, B AND C, respectively, attached hereto and made a part hereof, which shall commence upon the Closing Date. Said employment agreement shall be separate and independent from this Agreement and such employment agreements shall stand alone and not be connected in its operation or with respect to the rights and remedies of the Parties thereto.

                    (d) EMPLOYEE OPTIONS. At its next regularly scheduled meeting after the Closing Date, the Compensation Committee of the Board of Directors of MCSC shall grant to employees of MW as of the Closing Date (and who continue as employees of the Surviving Corporation) as recommended by Mr. Gilson in writing to the Compensation Committee prior to its meeting, pursuant to MCSC's 1996 Stock Option Plan, options to purchase, in the aggregate, fifty thousand (50,000) shares of MCSC Common Stock, which options shall have an exercise price of $14.00 per share and shall vest in three (3) equal annual installments on the anniversary date of the Closing.


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PAGE 45

               6.6 FAILURE TO FULFILL CONDITIONS. In the event that either of the Parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it promptly will notify the other party. Each party promptly will inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Authority or third party or that would otherwise prevent or materially delay completion of the Merger.

               6.7 COMMON STOCK RESTRICTIONS. Except with the prior written consent of MCSC, the New MCSC Shares to be delivered to the Stockholders at the Closing shall not be sold, pledged, hypothecated, gifted or otherwise transferred or disposed of until the date which is the 271st day after the Closing Date and all certificates representing such shares of Common Stock shall contain a legend to such effect, as set forth in Section 3.21(g).

               6.8 COOPERATION; ACCESS. MCSC and the Surviving Corporation will permit the Stockholders reasonable access to the records of MW and the Surviving Corporation relating to matters of income tax for the period prior to and to the Closing Date, and will permit such access to their professional tax advisors for legitimate purposes (such as tax planning, return preparation, audits or other administrative proceedings and litigation with the Internal Revenue Service or other Taxing Authority) not inconsistent with this Agreement. MCSC and MCAC will preserve such records for the time periods required by applicable law and regulation.

               6.9 TAXES FOR PRE-CLOSING PERIODS. If, after the Closing Date, any Governmental Authority proposes any adjustment of Tax against the Surviving Corporation that, if sustained, would be payable by the Stockholders, the Surviving Corporation shall promptly notify the Stockholders in writing of such proposed Tax. The Stockholders shall be responsible for any such Tax adjustment, but the Stockholders shall not be responsible for the payment of any such Tax adjustment relating to reserves taken for inventory for the twelve months ended October 31, 1997, which amounts shall be paid by the Surviving Corporation. If a majority of the Stockholders so request, the Surviving Corporation shall contest such tax in good faith, at the Stockholders' expense. A majority of the Stockholders shall have the right to control any such contest. In addition, if the Surviving Corporation receives, as the successor to MW, any refund of any Tax, interest or penalty paid by MW or any of the Stockholders for any period ending on or prior to the Closing, the Surviving Corporation shall promptly pay over such amount to the Stockholders. If the Stockholders incur any liability for any additional Tax as a result of any adjustment for the year ended December 31, 1997 by any Governmental Authority, and such adjustment results in a Tax benefit to the Surviving Corporation, then the Surviving Corporation shall pay to the Stockholders an amount equal to the lesser of (a) the amount of the additional Tax paid by the Stockholders or (b) the present value of the Tax benefit received by the Surviving Corporation.


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          ARTICLE 7.0  CONDITIONS TO OBLIGATIONS OF MCSC AND MCAC TO CONSUMMATE.

               The obligations of MCSC and MCAC to consummate the Agreement are subject to the satisfaction or, unless prohibited by law, the waiver by MCSC and MCAC of each of the following conditions:

               7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of MW and the Stockholders contained herein shall be true, complete, and accurate in all material respects on the date of this Agreement and on the Closing Date as though such representations and warranties were made at and on such date.

               7.2 PERFORMANCE. MW and the Stockholders shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by them at or prior to the Closing.

               7.3 CONSENTS AND APPROVALS. All necessary consents and approvals of any Governmental Authority or any third party required for consummation of the transactions contemplated by this Agreement shall have been obtained and all waiting periods shall have expired or been terminated.

               7.4 STOCKHOLDER APPROVAL. The Stockholders of MW and, if necessary, the stockholders of MCSC, shall have approved the Agreement by the vote required by applicable law after full disclosure of the terms and conditions of this Agreement and the transactions contemplated thereby.

               7.5 DELIVERY OF DOCUMENTS. At or before the Closing, MW and the Stockholders shall have executed and delivered to MCSC and MCAC certain documents, including, but not limited to: (i) a certificate dated the Closing Date executed by the President and Secretary of MW evidencing compliance with the conditions set forth in this Article 7; (ii) the surrender by the Stockholders of the certificates representing 100% of the issued and outstanding shares of MW Common Stock, duly endorsed in blank (or as required by MCSC);
(iii) the Articles of Merger executed by a duly authorized officer of MW; (iv) the receipt for the delivery of the New MCSC Shares by the Stockholders; (v) the opinion of Heller Ehrman White & McAuliffe, counsel to MW, addressed to the Board of Directors of MCSC substantially in the form of EXHIBIT D; and (vi) such other documents as MCSC or its counsel may reasonably require. All such documents shall be in form and substance satisfactory to MCSC. MW and the Stockholders agree to use their best efforts to ensure that the conditions set forth herein are satisfied.

               7.6 NO LITIGATION. None of the Parties hereto shall be a party to, or shall have received notice of, any suit, claim or proceeding or threatened suit, claim or proceeding to enjoin or restrain any or all of the transactions contemplated herein or to


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PAGE 47

nullify or render ineffective all or any part of such transactions if accomplished or alleging Damages in connection therewith.

               7.7 NO MATERIAL CHANGE. No change, event, development or combination of developments shall have occurred that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a material adverse change in the Business, condition (financial or otherwise) or prospects of MW.

          ARTICLE 8.0 CONDITIONS TO OBLIGATIONS OF MW AND THE STOCKHOLDERS TO CONSUMMATE.

               The obligations of MW and the Stockholders to consummate this Agreement are subject to the satisfaction or, unless prohibited by law, the waiver by MW and the Stockholders of each of the following conditions:

               8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of MCSC contained herein shall be true, complete, and accurate in all material respects on the date of this Agreement and on the Closing Date as though such representations and warranties were made at and on such date.

               8.2 PERFORMANCE. MCSC and MCAC shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it at or prior to the Closing.

               8.3 CONSENTS AND APPROVALS. All necessary consents and approvals of any Governmental Authority or any third party required for consummation of the transactions contemplated by this Agreement shall have been obtained and all waiting periods shall have expired or been terminated.

               8.4 OFFICERS' CERTIFICATE. MCSC shall have delivered to MW a certificate signed by a duly authorized officer, dated the Closing Date, certifying the fulfillment of the conditions specified in Sections 8.1 and 8.2 of this Agreement.

               8.5 PAYMENT OF CASH AND THE NEW MCSC SHARES. Against receipt of the certificates representing 100% of the issued and outstanding shares of MW Common Stock, MCSC shall have delivered to the Stockholders on the Closing Date the cash and the New MCSC Shares as set forth in Section 2.3(b) hereof.

               8.6 EMPLOYMENT AGREEMENTS. The Surviving Corporation shall have executed the Employment Agreements at the Closing in the form of EXHIBITS A, B AND C, attached hereto.


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PAGE 48

               8.7 NO LITIGATION. None of the parties hereto shall be a party to, or shall have received notice of, any suit, claim or proceeding or threatened suit, claim or proceeding to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective all or any part of such transactions if accomplished or alleging Damages in connection therewith.

               8.8 DELIVERY OF DOCUMENTS. At or before the Closing, MCSC and MCAC shall execute and deliver to MW all other documents contemplated by this Agreement.

               8.9 OPINION OF COUNSEL. The individual Stockholders shall have received the opinion of Elias, Matz, Tiernan & Herrick L.L.P. substantially in the form of EXHIBIT E.

               8.10 TAX OPINION. The Stockholders shall have received an opinion of Heller Ehrman White & McAuliffe to the effect that the non-cash portion of the Purchase Price qualifies as a tax-free reorganization under the Code. MCSC and MCAC shall provide such counsel reasonable and customary representations in connection with such counsel's opinion.

          ARTICLE 9.0  TERMINATION.

               9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the Stockholders of MW and, if required, the stockholders of MCSC:

                    (a) by mutual consent of the Boards of Directors of MCSC and MW; or

                    (b) by either MCSC or MW if, without fault of such terminating party, the Agreement shall not have been consummated on or before January 31, 1998, unless extended by mutual written consent; or

                    (c) by MCSC if any condition to its obligations as set forth in Article 7.0 shall become incapable of fulfillment or have not been fulfilled prior to or on the Closing Date and shall not have been waived by MCSC in writing, or by MW if any of the conditions to the obligations of MW and the Stockholders set forth in Article 8.0 shall have become incapable of fulfillment or have not been fulfilled prior to or on the Closing Date and shall not have been waived by MW in writing; provided that neither party may terminate this Agreement hereunder if it is in material breach of any of its representations, warranties, covenants or agreements in this Agreement; or


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PAGE 49

                    (d) by MCSC, in the event of a material deterioration of the assets of MW, in MCSC's sole discretion; or

                    (e) by MCSC or MW upon a material breach of a representation or warranty by the other or the failure to perform any covenant or agreement contained herein, if such breach or failure to perform shall not have been cured within fifteen (15) calendar days after receipt by the breaching party of notice of such breach from the non-breaching party.

               9.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination and abandonment of the Agreement by MCSC or MW pursuant to Section 9.1, written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, the obligations stated in this
Section 9.2 and in Sections 5.4(b), 5.6, and 9.3 shall survive any such termination for the periods therein stated, if any. No termination of this Agreement under Section 9.1(c) or (e) for any reason or in any manner shall release, or be construed as so releasing, any Party hereto from any liability or damage to the other Party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, such Party's material breach, such Party's material default or such Party's failure in performance of any of its material covenants, agreements, duties or obligations arising hereunder.

               9.3 PAYMENT OF EXPENSES AND TERMINATION. Other than as expressly provided elsewhere in this Agreement, whether or not the Agreement shall be consummated, all costs and expenses, including all Taxes required to be paid prior to Closing, incurred in connection with this Agreement will be paid by the Party incurring such expenses.

          ARTICLE 10.0  MISCELLANEOUS.

               10.1 FURTHER ASSURANCES. From time to time, and without further consideration, each of the Parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement, the Merger and the transactions referred to herein or contemplated hereby and to vest good, valid and marketable title to the assets transferred in connection herewith or as reasonably requested by the other Party to perfect or evidence its rights hereunder. Each Party promptly will notify the other Party of any information delivered to or obtained by such Party that would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations, warranties or covenants of any of the Parties to this Agreement.

               10.2 NOTICES. Any notices hereunder shall be deemed sufficiently given by one Party to another only if in writing and if and when delivered or tendered either in person or as of one (1) business day after sent by recognized overnight service for next day delivery, with all costs prepaid, or as of five (5) Business Days after deposit in the United States mail, registered or certified, with postage prepaid, addressed as follows:

               If to MCSC or MCAC:

               Miami Computer Supply Corporation
               4750 Hempstead Station Drive
               Dayton, Ohio  45492
               Attention:  Michael E. Peppel, Chief Financial Officer

               and a copy to:

               Elias, Matz, Tiernan & Herrick L.L.P
               734 15th Street, N.W.
               12th Floor
               Washington, D.C.  20005
               Attention:  Jeffrey A. Koeppel, Esq.

               If to MW:

               Minnesota Western/Creative Office Products, Inc.
               921 Parker Street
               Berkeley, California  94710
               Attn: H. Clark Gilson, President

               and a copy to:

               Heller Ehrman White & McAuliffe
               333 Bush Street
               San Francisco, California  94104-2878
               Attn:  Timothy G. Hoxie, Esq.

               If to the Stockholders:

               Mr. H. Clark Gilson
               216 Pershing Drive
               Oakland, California 94611

               Mr. Ruy J. Pereira
               4104 Canyon Road
               Lafayette, California 94549

               Mr. Larry R. Goodman
               33701 Brigantine
               Monarch Beach, California 92629


               and a copy to:

               Heller Ehrman White & McAuliffe
               333 Bush Street
               San Francisco, California  94104-2878
               Attn:  Timothy G. Hoxie, Esq.

or to such other address as the Party addressed shall have previously designated by written notice to the serving Party, given in accordance with this Section; provided, however, that a notice not given as above shall, if it is in writing, be deemed given if and when actually received by the Party to whom it is required or permitted to be given.

               10.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California. Except as prohibited by applicable law, each Party hereby waives any right it may have to a trial by jury in any litigation directly or indirectly arising out of, under, or in connection with this Agreement. This waiver is knowingly, intentionally and voluntarily made by each Party, and each Party acknowledges that no representative, agent or attorney of either Party has made any representations of fact to induce this waiver of trial by jury or in any way to nullify or modify its effect. The Parties each hereby agree that this Agreement constitutes a written consent to waiver of trial by jury.

               10.4 SEVERABILITY. Should any term or provision or portion of such provision of this Agreement be invalid or unenforceable because of the scope thereof or the period covered thereby or otherwise, such term, provision or portion of such provision shall be deemed to be reduced and limited to enable MCSC or MW or the Surviving Corporation to enforce it to the maximum extent permissible under the laws and public policies applied under the jurisdiction in which enforcement is sought. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement which shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such terms or provisions in any other jurisdiction.

               10.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto) is intended by the Parties to and does constitute the entire agreement of the Parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the Parties, including the Confidentiality Agreement by and between MCSC and MW dated August 21, 1997 and the non-binding letter of intent by and among MCSC and MW dated as of October 10, 1997. If there is any question of interpretation or if there are or appear to be inconsistencies between this Agreement and any Schedule or Exhibit hereto the terms of this Agreement shall govern. This Agreement may not be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by an authorized executive officer of the Party against which enforcement of the amendment, modification, waiver, discharge or termination is sought. No waiver of the breach of any provision or term of this Agreement shall be deemed or construed to be a waiver of other or subsequent breaches.

               10.6 ASSIGNMENT, ETC. Except for the assignment of certain rights under this Agreement by MCSC to its wholly owned subsidiary MCAC, the rights and obligations of any of the Parties to this Agreement may not be assigned without the prior written consent of the other Parties to this Agreement, and any assignment made in violation of the foregoing shall be void and have no legal effect. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors, assigns, heirs, executors and administrators, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the Parties hereto. All section headings used herein are for convenience and ease of reference only and do not constitute part of this Agreement and shall not be referred to for the purpose of defining, interpreting, construing or enforcing any of the provisions of this Agreement. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Party or parties to this Agreement may require.

               10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


          IN WITNESS WHEREOF, MCSC, MCAC, MW and the Stockholders have caused this Agreement to be duly executed and delivered under seal, by their respective authorized officers, on the date first above written.



                            SIGNTURES CONTINUED NEXT PAGE

                                   MINNESOTA WESTERN/CREATIVE OFFICE
                                     PRODUCTS, INC.

Witness:                           By:
          ---------------------         ----------------------------
                                        H. Clark Gilson



                                   STOCKHOLDERS:

                                   MR. GILSON


Witness:                           By:
          ---------------------         ----------------------------
                                        H. Clark Gilson

                                   MR. PEREIRA


Witness:                           By:
          ---------------------         ----------------------------
                                        Ruy J. Pereira

                                   MR. GOODMAN


Witness:                           By:
          ---------------------         ----------------------------
                                        Larry R. Goodman

                                   THE GILSON TRUST


Witness:                           By:
          ---------------------         ----------------------------
                                        H. Clark Gilson,
                                        Trustee


Witness:                           By:
          ---------------------         ----------------------------
                                        Kay A. Gilson,
                                        Trustee

                                   THE PEREIRA TRUST


Witness:                           By:
          ---------------------         ----------------------------
                                        Ruy J. Pereira,
                                        Trustee


                                   THE GOODMAN TRUST


Witness:                           By:
          ---------------------         ----------------------------
                                        Larry R. Goodman,
                                        Trustee


Witness:                           By:
          ---------------------         ----------------------------
                                        Linda D. Goodman,
                                        Trustee


                            SIGNATURES CONTINUED NEXT PAGE

                                   MIAMI COMPUTER SUPPLY CORPORATION

Witness:                           By:
          ---------------------         ----------------------------
          Thomas C. Winstel             Michael E. Peppel
          Secretary                     Vice President - Chief Financial
                                           Officer


Witness:                           MCSC CALIFORNIA ACQUISITION
          ---------------------      CORPORATION
                                        (In Organization)

Witness:                           By:
          ---------------------         ----------------------------
                                        Michael E. Peppel
                                        Vice President - Chief Financial
                                           Officer
                                        President